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Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm
December 31, 2008

 FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

        The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

 Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholder
of Financial Security Assurance Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the "Company") at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, in November 2008, Dexia S.A. ("Dexia"), the Company's ultimate parent, entered into an agreement to sell the Company. As discussed in Notes 3 and 4 to the consolidated financial statements, the Company has adopted SFAS No. 157, "Fair Value Measurements" and SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" in 2008.

/s/ PRICEWATERHOUSECOOPERS LLP New York, New York March 18, 2009

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	At December 31,
	2008	2007
ASSETS
General investment portfolio, available for sale:
Bonds at fair value (amortized cost of $5,380,542 and $4,857,295)	$5,264,538	$5,019,961
Equity securities at fair value (cost of $1,434 and $40,020)	374	39,869
Short-term investments (cost of $615,299 and $88,972)	616,065	90,075
Variable interest entities segment investment portfolio, available for sale:
Bonds at fair value (amortized cost of $923,093 and $1,119,359)	923,332	1,139,568
Guaranteed investment contracts from GIC Affiliates at fair value (amortized cost of $695,898 and $621,054)	801,547	639,950
Short-term investments (at cost which approximates fair value)	8,221	8,618
Assets acquired in refinancing transactions (includes $152,527 and $22,433 at fair value)	166,600	229,264

Total investment portfolio	7,780,677	7,167,305
Cash	101,151	21,770
Deferred acquisition costs	299,321	347,870
Prepaid reinsurance premiums	1,011,950	1,119,565
Reinsurance recoverable on unpaid losses	302,124	76,478
Deferred tax asset	796,257	—
Variable interest entities segment derivatives	378,741	634,458
Credit derivatives	287,449	126,749
Other assets (includes $100,000 at fair value at December 31, 2008) (See Notes 19)	642,465	682,592

TOTAL ASSETS	$11,600,135	$10,176,787

LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue	3,052,879	2,879,378
Losses and loss adjustment expenses	1,992,178	274,556
Variable interest entities segment debt (includes $799,086 at fair value at December 31, 2008)	1,243,640	2,584,800
Deferred tax liability	—	110,156
Notes payable to affiliate	172,499	210,143
Credit derivatives	1,543,809	689,746
Minority interest	1,111,240	138,233
Other liabilities (includes $(112) and $173 at fair value)	232,900	327,474

TOTAL LIABILITIES AND MINORITY INTEREST	9,349,145	7,214,486

COMMITMENTS AND CONTINGENCIES (See Note 20)
Preferred stock (5,000.1 shares authorized; 0 shared issued and outstanding; par value of $1,000 per share)	—	—
Common stock (330 and 344 shares authorized; issued and outstanding; par value of $45,455 and $43,605 per share)	15,000	15,000
Additional paid-in capital	1,410,202	679,692
Accumulated other comprehensive income (loss), net of deferred tax (benefit) provision of $(40,696) and $58,530	(75,585)	108,669
Accumulated earnings	901,373	2,158,940

TOTAL SHAREHOLDER'S EQUITY	2,250,990	2,962,301

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDER'S EQUITY	$11,600,135	$10,176,787

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2008	2007	2006
REVENUES
Net premiums written	$701,593	$494,463	$476,926

Net premiums earned	$420,339	$361,622	$336,878
Net investment income from general investment portfolio	261,784	234,786	215,595
Net realized gains (losses) from general investment portfolio	(6,790)	(2,096)	(5,212)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	126,891	102,800	87,200
Net unrealized gains (losses)	(744,963)	(642,609)	31,823

Net change in fair value of credit derivatives	(618,072)	(539,809)	119,023
Net interest income from variable interest entities segment	76,450	136,041	137,844
Net realized gains (losses) from variable interest entities segment	(236,220)	—	—
Net realized and unrealized gains (losses) on derivative instruments	256,602	96,314	99,296
Net unrealized gains (losses) on financial instruments at fair value	1,101,807	—	—
Income from assets acquired in refinancing transactions	11,154	20,907	24,661
Net realized gains (losses) from assets acquired in refinancing transactions	(4,260)	4,660	12,729
Other income	22,172	34,417	23,806

TOTAL REVENUES	1,284,966	346,842	964,620

EXPENSES
Losses and loss adjustment expenses	2,090,883	31,567	23,303
Interest expense	12,120	21,358	25,497
Amortization of deferred acquisition costs	65,700	63,442	63,012
Foreign exchange (gains) losses from variable interest entities segment	1,652	134,707	146,097
Interest expense from variable interest entities segment	129,864	138,220	147,621
Other operating expenses	80,631	113,104	91,510

TOTAL EXPENSES	2,380,850	502,398	497,040

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(1,095,884)	(155,556)	467,580
Provision (benefit) for income taxes:
Current	(398)	78,393	77,024
Deferred	(821,903)	(178,216)	49,715

Total provision (benefit)	(822,301)	(99,823)	126,739

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(273,583)	(55,733)	340,841
Less: Minority interest	982,260	(27,656)	(48,660)

NET INCOME (LOSS)	(1,255,843)	(28,077)	389,501
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period, net of deferred income tax provision (benefit) of $(100,514), $400 and $8,307	(186,645)	743	15,398
Less: reclassification adjustment for gains (losses) included in net income, net of deferred income tax provision (benefit) of $(1,288), $4,933 and $3,442	(2,391)	9,161	6,393

Other comprehensive income (loss)	(184,254)	(8,418)	9,005

COMPREHENSIVE INCOME (LOSS)	$(1,440,097)	$(36,495)	$398,506

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

(in thousands, except share data)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Accumulated Earnings	Total Shareholders' Equity
	Shares	Amount
BALANCE, December 31, 2005	400	$15,000	$841,828	$108,082	$1,937,516	$2,902,426
Net income for the year					389,501	389,501
Other comprehensive income (loss), net of deferred income tax provision (benefit) of $4,865				9,005		9,005
Capital contributions			2,637			2,637
Repurchase of stock	(20)		(100,000)			(100,000)
Dividends paid					(140,000)	(140,000)
Capital issuance costs			(961)		—	(961)

BALANCE, December 31, 2006	380	15,000	743,504	117,087	2,187,017	3,062,608
Net income (loss) for the year					(28,077)	(28,077)
Other comprehensive income (loss), net of deferred income tax provision (benefit) of $(4,533)				(8,418)		(8,418)
Capital contributions			113,839			113,839
Repurchase of stock	(36)		(180,000)			(180,000)
Capital issuance costs			(764)			(764)
Other			3,113			3,113

BALANCE, December 31, 2007	344	15,000	679,692	108,669	2,158,940	2,962,301
Cumulative effect of change in accounting principle, net of deferred income tax provision (benefit) of $15,225					28,276	28,276

Balance at beginning of the year, adjusted	344	15,000	679,692	108,669	2,187,216	2,990,577
Net income (loss) for the year					(1,255,843)	(1,255,843)
Other comprehensive income (loss), net of deferred income tax provision (benefit) of $(99,226)				(184,254)		(184,254)
Capital contributions			500,000			500,000
Repurchase of stock	(14)		(70,000)			(70,000)
Dividends paid on common stock					(30,000)	(30,000)
Surplus note			300,000			300,000
Other			510			510

BALANCE, December 31, 2008	330	$15,000	$1,410,202	$(75,585)	$901,373	$2,250,990

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Premiums received, net	$662,170	$467,626	$483,399
Credit derivative fees received, net	113,292	108,710	82,860
Other operating expenses paid, net	(213,790)	(138,048)	(167,280)
Salvage and subrogation received (paid)	(527)	292	1,745
Losses and loss adjustment expenses paid, net	(602,870)	(68,634)	(405)
Net investment income received from general investment portfolio	254,243	231,322	213,341
Federal income taxes paid	143,102	(108,907)	(82,800)
Interest paid	(12,247)	(20,925)	(25,877)
Interest paid on variable interest entities segment	(6,709)	(8,776)	(5,956)
Net investment income received from variable interest entities segment	27,896	45,510	37,400
Net derivative payments in variable interest entities segment	(10,809)	(29,913)	(23,960)
Income received from assets acquired in refinancing transactions	12,001	19,979	41,622
Other	45,028	5,000	8,543

Net cash provided by (used for) operating activities	410,780	503,236	562,632

Cash flows from investing activities:
General investment portfolio:
Proceeds from sales of bonds	3,982,212	3,521,879	1,581,689
Proceeds from maturities of bonds	516,865	184,469	160,846
Purchases of bonds	(4,998,300)	(4,054,958)	(2,074,463)
Net (increase) decrease in short-term investments	(521,902)	1,076	18,700
Variable interest entities segment investment portfolio:
Proceeds from maturities of bonds	119,500	265,400	103,662
Net (increase) decrease in short-term	397	10,860	(16,802)
Other:
Paydowns of assets acquired in refinancing transactions	36,727	110,581	88,477
Proceeds from sales of assets acquired in refinancing transactions	5,193	7,956	13,643
Purchases of property, plant and equipment	(2,595)	(1,152)	(2,263)
Other investments	989	7,257	24,109

Net cash provided by (used for) investing activities	(860,914)	53,368	(102,402)

Cash flows from financing activities:
Capital contribution	500,000	112,478	—
Surplus Notes	300,000	—	—
Dividends paid	(30,000)	—	(140,000)
Repayment of surplus notes	—	(108,850)	—
Repayment of notes payable to affiliate	(37,644)	(111,228)	(142,207)
Repayment of variable interest entities segment debt	(123,730)	(276,900)	(87,500)
Capital issuance costs	(4,920)	(1,829)	(961)
Repurchase of shares	(70,000)	(180,000)	(100,000)

Net cash provided by (used for) financing activities	533,706	(566,329)	(470,668)

Effect of changes in foreign exchange rates on cash balances	(4,191)	1,835	592

Net increase (decrease) in cash	79,381	(7,890)	(9,846)
Cash at beginning of year	21,770	29,660	39,506

Cash at end of year	$101,151	$21,770	$29,660

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Reconciliation of net income (loss) to net cash flows from operating activities:
Net income (loss)	(1,255,843)	$(28,077)	$389,501
Change accrued investment income	(1,995)	19,929	(10,798)
Change deferred premium revenue net of prepaid reinsurance premiums	281,116	143,378	138,199
Change deferred acquisition costs	48,549	(7,197)	(5,544)
Change in current federal income taxes payable	142,704	(30,515)	(5,776)
Change in unpaid losses and loss adjustment expenses, net of reinsurance recoverable	1,491,976	7,298	21,401
Provision (benefit) for deferred income taxes	(821,903)	(178,216)	49,715
Net realized (gains) losses on investments	251,166	(15,948)	(10,578)
Depreciation and accretion of discount	2,409	(26,643)	31,927
Minority interest	982,259	(106,136)	(48,660)
Change in other assets and liabilities	(709,658)	725,363	13,245

Cash provided by operating activities	$410,780	$503,236	$562,632

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

 FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

1.     ORGANIZATION AND OWNERSHIP

        Financial Security Assurance Inc. ("FSA" or together with its consolidated entities, the "Company"), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the "Parent"), is an insurance company domiciled in the State of New York. The Company engages in providing financial guaranty insurance on public finance obligations in domestic and international markets. Historically, the Company also provided financial guaranty insurance on asset-backed obligations. In August 2008, the Company announced that it would cease insuring asset-backed obligations and instead participate exclusively in the global public finance financial guaranty business. The Company operates in two business segments: a financial guaranty segment and a variable interest entities ("VIE") segment.

        Within the financial guaranty segment, the Company insures guaranteed investment contracts ("GICs") issued by FSA Capital Management Services LLC ("FSACM"), FSA Capital Markets Services (Caymans) Ltd. and, prior to April 2003, FSA Capital Markets Services LLC (collectively, the "GIC Affiliates"), affiliates of the Company. In November 2008, the GIC Affiliates ceased issuing GICs. While the Company has ceased new originations of asset-backed financial guaranty business and the GIC Affiliates have ceased issuing GICs, a substantial portfolio of such obligations remains outstanding.

        The Parent is a direct subsidiary of Dexia Holdings, Inc. ("Dexia Holdings"), which, in turn, is owned 90% by Dexia Crédit Local S.A. ("Dexia Crédit Local") and 10% by Dexia S.A. ("Dexia"). Dexia is a Belgian corporation primarily engaged in the business of public finance, banking and investment management in France, Belgium, Luxemburg and other European countries, as well as in the United States. Dexia Crédit Local is a wholly owned subsidiary of Dexia. At December 31, 2008, Dexia Holdings owned over 99% of outstanding shares of the Parent.

Expected Sale of the Company

Purchase Agreement with Assured Guaranty Ltd.

        In November 2008, Dexia Holdings entered into a purchase agreement (the "Purchase Agreement") providing for the sale of all Parent shares owned by Dexia to Assured (the "Acquisition"), subject to the consummation of specified closing conditions, including regulatory approvals, absence of rating impairment and segregation or separation of the Parent's financial products ("FP") operations from the Parent's financial guaranty operations.

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Acquisition may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Department of Justice (the "DOJ") and specified waiting period requirements have been satisfied. The HSR Act waiting period expired on January 21, 2009. In addition, under the insurance holding company laws and regulations applicable to the Parent and its insurance subsidiaries and Assured's insurance company subsidiaries, before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the insurer is domiciled. Assured has informed the Parent that Assured filed applications with the insurance departments of the States of New York and Oklahoma and the U.K. Financial Services Authority; that the applications to the New York Insurance Department and the U.K. Financial Services Authority have been approved; and that it has made pre-acquisition filings regarding the potential competitive impact of the acquisition, which are deemed to have been approved. Dexia has informed Parent that it has filed an application with the U.K. Financial Services Authority in connection with its acquisition of Assured common shares pursuant to the Purchase Agreement, which has been approved, and that it has filed disclaimers of control with the insurance departments of the states of Maryland, New York, and Oklahoma.

        Satisfying all three rating agencies that the necessary steps have or will be taken to transfer the Parent's FP segment credit and liquidity risk to Dexia is one of the last conditions to the Purchase Agreement closing. Rating agency confirmation that the Acquisition will not have a negative impact on the financial strength ratings of Assured's insurance company subsidiaries or FSA and its insurance company subsidiaries is a condition for closing, and is beyond the Parent's control.

        The Company cannot estimate whether or when the remaining closing conditions will be satisfied or relevant agreements negotiated, whether the Acquisition will be completed and, if completed, whether it will be structured as currently contemplated, or what the effects of the change in control or removal of the Parent's FP business will be on the Company and its results of operations. If the Acquisition is not carried out, Dexia may explore other options with respect to the Parent and its subsidiaries, including selling the Parent or some of its operations to a third party or ceasing to write new business, which may have a material adverse effect on the Company.

Dexia's Retention of the Parent's FP Business

        Under the Purchase Agreement, Dexia is expected to retain the Parent's FP business after the Acquisition. The Parent's FP business includes the Company's VIE Segment. The Purchase Agreement provides that Dexia will provide guarantees with respect to the FP business' assets and liabilities, including derivative contracts and anticipates that some of its guarantees will benefit from guarantees provided by the French and Belgian states. Dexia Holdings, the Company's ultimate parent, agreed that if such sovereign guarantees are provided, it will cause Parent to transfer the ownership interests of certain of the subsidiaries that conduct the FP business, or all the assets and liabilities of such subsidiaries, to Dexia Holdings or one of its affiliates in form reasonably acceptable to Assured.

Subsequent Event

        In February 2009, Dexia entered into several agreements that transfer credit and liquidity risk of the GIC operations to Dexia, (the "FSAM Risk Transfer Transaction"). Each of the agreements executed under the FSAM Risk Transfer Transaction directly affect (1) FSA Asset Management LLC ("FSAM"), an affiliate of the Company, and (2) the entities that absorb the risks created by FSAM. These agreements provide for the (i) elimination of FSA's guaranty of repayment of FSAM's borrowings under the credit facilities provided by Dexia's bank subsidiaries; (ii) elimination of FSA's guaranty of certain of FSAM's investments; and (iii) increase in the credit facilities provided to FSAM by Dexia's bank subsidiaries from $5 billion to $8 billion.

Financial Guaranty

        Financial guaranty insurance generally provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Upon a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

        Obligations insured by the Company are generally awarded ratings on the basis of the financial strength ratings given to the Company's insurance company subsidiaries by the major securities rating agencies. On December 31, 2008, the Company was rated Triple-A (negative credit watch) by Standard & Poor's Ratings Services ("S&P") and Fitch Ratings ("Fitch") and Aa3 (developing outlook)

by Moody's Investors Service, Inc. ("Moody's"). Prior to the third quarter of 2008, the Company's insurance company subsidiaries, as well as the obligations they insured, had been awarded Triple-A ratings by the three major rating agencies.

        During 2007 and 2008, the global financial crisis that began in the U.S. subprime residential mortgage market transformed the financial guaranty industry. By the end of November 2008, all of the monoline guarantors that had been rated Triple-A at the beginning of the year had been downgraded in varying degrees by Moody's, and all but one had been either downgraded or placed on negative outlook or negative credit watch by S&P and Fitch. FSA and its insurance company subsidiaries were among the last companies to be affected, and were rated "Triple-A/stable" by all three rating agencies until July 2008. Rating agencies raised concerns about the stability of FSA's rating during the second half of 2008, and Moody's lowered FSA's and its insurance company subsidiaries' Aaa rating to Aa3 (developing outlook) in November. These developments, combined with illiquidity in the capital markets, led to a marked reduction in the Company's production in the second half of 2008.

        Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers' taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers' or obligors' covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities.

        Asset-backed obligations insured by the Company were generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company insured synthetic asset-backed obligations that generally took the form of credit default swap ("CDS") obligations or credit-linked notes that reference asset-backed securities ("ABS") or pools of securities or other obligations, with a defined deductible to cover credit risks associated with the referenced securities or loans.

        The Company has refinanced certain poorly performing transactions by employing refinancing vehicles to raise funds, prepay the claim obligations and take control of the assets. These refinancing vehicles are consolidated with the Company and considered part of the financial guaranty segment.

Variable Interest Entities

        The Company consolidated the results of VIEs where it is the primary beneficiary. These VIEs include FSA Global Funding Limited ("FSA Global") and Premier International Funding Co. ("Premier"). The Company does not own an equity interest in the VIEs.

        FSA Global is a special purpose funding vehicle partially owned by a subsidiary of the Parent. FSA Global issues FSA-insured medium term notes and generally invests the proceeds from the sale of its notes in FSA-insured GICs or other FSA-insured obligations with a view to realizing the yield difference between the notes issued and the obligations purchased with the note proceeds. Premier is principally engaged in leveraged lease transactions.

        The Company's management believes that the assets held by FSA Global and Premier, including those that are eliminated in consolidation, are beyond the reach of the Company's creditors, even in bankruptcy or other receivership. Substantially all the assets of FSA Global are pledged to secure the repayment, on a pro rata basis, of FSA Global's notes and its other obligations.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which differ in certain material respects from accounting practices prescribed or permitted by insurance regulatory authorities (see Note 26). The preparation of financial statements in conformity with GAAP requires management to make extensive estimates and assumptions that affect the reported amounts of assets and liabilities in the Company's consolidated balance sheets at December 31, 2008 and 2007, the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income during the years ended December 31, 2008, 2007 and 2006 and disclosure of contingent assets and liabilities. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses, fair value of financial instruments, the determination of other-than-temporary impairment ("OTTI"), the deferral and amortization of policy acquisition costs and taxes. Actual results may differ from those estimates.

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, (collectively, the "Subsidiaries"), principally including:

  •
  FSA Insurance Company

  •
  Financial Security Assurance International Ltd. ("FSA International")

  •
  Financial Security Assurance (U.K.) Limited

  •
  FSA Seguros México, S.A. de C.V.

        The consolidated financial statements also include the accounts of certain VIEs and refinancing vehicles as described in Note 1. Intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the current year's presentation.

        Significant accounting policies under GAAP are described below. To the extent the accounting policy calls for fair value measurement, see Note 3 for a discussion of how fair value is measured for each financial instrument.

Investments

        The Company segregates its investments into the following portfolios:

  •
  the "General Investment Portfolio", consisting of the investments held by the Company and its subsidiaries not included in other portfolios, which are designated as available-for-sale;

  •
  the "VIE Segment Investment Portfolio", consisting of the investments supporting the VIE liabilities; and

  •
  the assets acquired in refinancing transactions, which are designated as available-for-sale, fair-value option or lower of cost or market.

        Investments in debt and equity securities designated as available for sale are carried at fair value. The unrealized gain or loss on investments that are not hedged with derivatives or are economically hedged but do not qualify for hedge accounting is reflected as a separate component of shareholders' equity, net of tax, unless deemed to be OTTI. OTTI is reflected in earnings as a realized loss. The unrealized gain or loss attributable to the hedged risk on investments that qualify as fair-value hedges is recorded in the consolidated statements of operations and comprehensive income in "net interest income from variable interest entities segment". Realized and unrealized gain or loss on the VIE Segment Investment Portfolio has no effect on equity or net income after giving effect to minority interest.

        Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. The cost of securities sold is based on specific identification of each security.

        Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value. Amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less are included in short-term investments.

        Variable rate demand notes ("VRDNs") are included in bonds in the General Investment Portfolio.

        VRDNs are long-term bonds that bear floating interest rates and provide investors with the option to tender or put the bonds at par, generally on a daily, weekly or monthly basis. Auction Rate Securities are long-term securities with interest rate reset features and are traded in the marketplace through a bidding process. The cash flows related to these securities are presented on a gross basis in the consolidated statements of cash flows.

        Mortgage loans are carried at the lower of cost or market on an aggregate basis.

Premium Revenue Recognition

        Gross and ceded premiums received at inception of an insurance contract (i.e., upfront premiums) are earned in proportion to the expiration of the related risk. For upfront payouts, premium earnings are greater in the earlier periods, when there is a higher amount of exposure outstanding. The amount of risk outstanding is equal to the sum of the par amount of debt insured over the expected period of coverage. Deferred premium revenue and prepaid reinsurance premiums represent the portions of gross and ceded premium, respectively, that are applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized. For premiums received on an installment basis, the Company earns the premium over the installment period, typically less than one year, throughout the period of coverage. When the Company, through its ongoing credit review process, identifies transactions where premiums are paid on an installment basis and certain default triggers have been breached, the Company ceases to earn premiums on such transactions.

        Effective January 1, 2009, the Company's recognition of premium revenue will change due to the adoption of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 163, "Accounting for Financial Guarantee Insurance Contracts" ("SFAS 163"), as described in "—Recently Issued Accounting Standards that are Not Yet Effective."

Losses and Loss Adjustment Expenses

        The Company establishes loss and loss adjustment expense ("LAE") liabilities based on its estimate of specific and non-specific losses. LAE consists of the estimated cost of settling claims, including legal and other fees and expenses associated with administering the claims process.

Case Reserves

        The Company calculates a case reserve for the portion of the loss and LAE liability based upon identified risks inherent in its insured portfolio. If an individual policy risk has a reasonably estimable and probable loss as of the balance sheet date, a case reserve is established. For the remaining policy risks in the portfolio, a non-specific reserve is established to account for the inherent credit losses that can be statistically estimated.

        Case reserves for financial guaranty insurance companies differ from those of traditional property and casualty insurance companies. The primary difference is that traditional property and casualty case reserves include only claims that have been incurred and reported to the insurance company. In a traditional property and casualty company, claims are incurred when defined events occur such as an automobile accident, home fire or storm. Unlike traditional property and casualty claims, financial guaranty losses arise from the extension of credit protection and occur as the result of the credit deterioration of the issuer or underlying assets of the insured obligations over the lives of those insured obligations. Such deterioration and ultimate loss amounts can be projected based on historical experience in order to estimate probable loss, if any. Accordingly, specific loss events that require case reserves include (1) policies under which claim payments have been made and additional claim payments are expected and (2) policies under which claim payments are probable and reasonably estimable, but have not yet been made.

        The Company establishes a case reserve for the present value of the estimated loss, net of subrogation recoveries, when, in management's opinion, the likelihood of a future loss on a particular insured obligation is probable and reasonably estimable at the balance sheet date. When an insured obligation has met the criteria for establishing a case reserve and that transaction pays a premium in installments, those premiums, if expected to be received prospectively, are considered a form of recovery and are no longer earned as premium revenue. Typically, a case reserve is determined using cash flow or similar models that represent the Company's estimate of the net present value of the anticipated shortfall between (1) scheduled payments on the insured obligation plus anticipated loss adjustment expenses and (2) anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation and other anticipated recoveries. The estimated loss, net of recovery, on a transaction is discounted using the risk-free rate appropriate for the term of the insured obligation at the time the reserve is established and is not subsequently adjusted. In certain situations where cash flow models are not practical, a case reserve represents management's best estimate of expected loss.

        The Company records a non-specific reserve to reflect the credit risks inherent in its portfolio. The non-specific and case reserves together represent the Company's estimate of total reserves. The establishment of a non-specific reserve for credits that have not yet defaulted is a common practice in the financial guaranty industry, although there are differences in the specific methodologies applied by other financial guarantors in establishing and measuring these reserves.

Non-Specific Reserve

        The Company establishes a non-specific reserve on its portfolio of credits because management believes that a portfolio of insured obligations will deteriorate over its life and that the existence of inherent loss can be statistically estimated using data such as that published by rating agencies. The establishment of the reserve is a systematic process that considers this quantitative, statistical information obtained primarily from Moody's and S&P, together with qualitative factors such as overall credit quality trends resulting from economic and political conditions, recent loss experience in particular segments of the portfolio and changes in underwriting policies and procedures. The factors used to establish reserves are evaluated periodically by comparing the statistically computed loss amount with the incurred losses as represented by case reserve activity to develop an experience factor that is updated and applied to current-year originations. Management's best estimate of inherent losses associated with providing credit protection at each balance sheet date is evaluated by applying the Moody's expected loss algorithm as an estimate of the reserve required for non-investment grade risks not requiring a core reserve. If such amount is greater than 10% of the statistical product then an additional contribution to the non-specific reserve is made.

        The non-specific reserve established considers all levels of protection (e.g., reinsurance and overcollateralization). Net par outstanding for policies originated in the current period is multiplied by loss frequency and severity factors, with the resulting amounts discounted at the risk-free rates using the treasury yield curve (the "statistical calculation"). The discount rate does not change and is used to accrete the loss for the life of each policy. The loss factors used for the calculation are the product of default frequency rates obtained from Moody's and severity factors obtained from S&P. Moody's is chosen for default frequency rates due to its credibility, large population, statistical format and reliability of future update. The Moody's default information is applied to all credit sectors or asset classes as described below. In its publication of default rates for bonds issued from 1970-2007, Moody's tracks bonds over a 20-year horizon by credit rating at time of issuance. For the purpose of establishing appropriate severity factors, the Company's methodology segregates the portfolio into asset classes, including health care transactions, all other public finance transactions, pooled corporate transactions, commercial real estate, and all other asset-backed transactions. The severity factors are derived from capital charge assessments provided by S&P. S&P capital charges project loss levels by asset class and are incorporated into their capital adequacy stress scenario analysis.

        The product of the current-year statistical calculation multiplied by the current-year experience factor represents the present value of loss amounts calculated for current-year originations. The present value of loss amounts calculated for the current-year originations is established at inception of each policy, and there is no subsequent change unless significant adverse or favorable loss experience is observed. The experience factor is based on the Company's cumulative-to-date historical losses starting from 1993, when the Company established the non-specific reserve methodology. The experience factor is calculated by dividing cumulative-to-date actual losses incurred by the Company by the cumulative-to-date losses determined by the statistical calculation. The experience factor is reviewed and, where appropriate, updated periodically, but no less than annually.

        The present value of loss amounts calculated for the current-year originations plus an amount representing the accretion of discount pertaining to prior-year originations are charged to loss expense and increase the non-specific loss reserve after adjustments that may be made to reflect observed favorable or adverse experience. The entire non-specific reserve is available to absorb probable losses inherent in the portfolio.

        Since the non-specific reserve contains the inherent losses of the portfolio, when a case reserve adjustment is deemed appropriate, whether the result of adverse or positive credit developments, accretion or the addition of a new case reserve, a full transfer is made between the non-specific reserve and the case reserve balances with no effect to income. The adequacy of the non-specific reserve balance is reviewed periodically and at least annually. Such analyses are performed to quantify appropriate adjustments that may be either charges or benefits on the consolidated statements of operations and comprehensive income.

        In order to determine any adjustment to the non-specific reserve, management uses a methodology that references a calculation of expected loss for risks that are below-investment-grade according to the Company's ratings. The calculation of expected loss relies on the following assumptions and parameters:

  •
  FSA credit rating of the risk
  •
  FSA sector assigned (default rate and severity are defined by sector)
  •
  Average life
  •
  Moody's severity assumptions
  •
  Moody's default assumptions

        In 2008, management recorded additional non-specific reserves as a result of such analysis.

Reserving Methodology and Industry Practice

        Management is aware that there are differences regarding the method of defining and measuring both case reserves and non-specific reserves among participants in the financial guaranty industry. Other financial guarantors may establish case reserves only after a default and use different techniques to estimate probable loss. Other financial guarantors may establish the equivalent of non-specific reserves, but refer to these reserves by various terms such as, but not limited to, "unallocated losses," "active credit reserves" and "portfolio reserves," or may use different statistical techniques from those the Company uses to determine loss at a given point in time.

        Management believes that accounting literature in effect for 2008 does not address the unique attributes of financial guaranty insurance. As an insurance enterprise, the Company initially refers to the accounting and financial reporting guidance in FAS No. 60, "Accounting and Reporting by Insurance Enterprises: ("SFAS 60"). In establishing loss liabilities, the Company relies principally on SFAS 60, which prescribes differing treatment depending on whether a contract is a short-duration contract or a long-duration contract. Financial guaranty insurance does not fall clearly within the definition of either short- duration or long-duration contracts. Therefore, the Company does not believe that SFAS 60 alone provides sufficient guidance for financial guaranty claim liability recognition.

        As a result, the Company also analogizes to SFAS No. 5, "Accounting for Contingencies" ("SFAS 5"), which requires the establishment of liabilities when a loss is both probable and reasonably estimable. The Company also relies by analogy on Emerging Issues Task Force Issue 85-20, "Recognition of fees for guaranteeing a loan," which provides general guidance on the recognition of losses related to guaranteeing a loan. In the absence of a comprehensive accounting model provided by SFAS 60, industry participants, including the Company, have looked to such other guidance referred to above to develop their accounting policies for the establishment and measurement of loss liabilities. The Company believes that its financial guaranty loss reserve policy is appropriate under the applicable accounting literature, and that it best reflects the fact that a portfolio of credit-based insurance, comprising irrevocable contracts that cannot be unilaterally changed by the insurer and that match the maturity terms of the underlying insured obligations, contains probable and reasonably estimable losses.

        Effective January 1, 2009, the Company's measurement and recognition of claims liabilities will change due to the adoption of SFAS 163, as described in "—Recently Issued Accounting Standards."

Deferred Costs

Financial Guaranty

        Deferred acquisition costs comprise expenses primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission received on premiums ceded to reinsurers. Deferred acquisition costs are amortized over the period in which the related premiums are earned. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred acquisition cost is recognized. A premium deficiency would be recognized if the present value of anticipated losses and loss adjustment expenses exceeded the sum of deferred premium revenue and estimated installment premiums.

Derivatives

        Derivative contracts are entered into to manage interest rate and foreign currency risks associated with the VIE Segment Investment Portfolio and VIE segment debt. The derivatives are recorded at fair value and generally include interest rate and currency swap agreements, which are primarily utilized to convert the Company's fixed rate securities in the VIE Segment Investment Portfolio and VIE segment debt into U.S.-dollar floating rate assets and liabilities. Cash collateral received from derivative counterparties is netted with derivative receivables from the same counterparties when the right of offset exists under master netting agreements.

        The gains and losses relating to derivatives not designated as fair-value hedges are included in "net realized and unrealized gains (losses) on derivative instruments" in the consolidated statements of operations and comprehensive income. The gains and losses related to derivatives designated as fair-value hedges are included in either "net interest income from variable interest entities segment" or "net interest expense from variable interest entities segment," as appropriate, along with the offsetting change in the fair value of the risk being hedged. Hedge accounting is applied to fair value hedges provided certain criteria are met. See Note 16 for more information. All cash flows from derivative instruments are classified as "net derivative payments in variable interest entities segment" on the statement of cash flows, regardless of their designation as fair-value hedges.

        The Company also has a portfolio of insured derivatives (primarily CDS). It considers these agreements to be a normal part of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives."

        In consultation with the Securities and Exchange Commission (the "SEC"), members of the financial guaranty industry have collaborated to develop a presentation of credit derivatives issued by financial guaranty insurers that is more consistent with that of non-insurers. Prior-period balances have been reclassified to conform to the current presentation. The reclassifications do not affect net income or equity, although they do affect various revenue, asset and liability line items. Changes in fair value are recorded in "net change in fair value of credit derivatives" in the consolidated statements of operations and comprehensive income. The "realized gains (losses) and other settlements" component of this income statement line includes premiums received and receivable on written CDS contracts and premiums paid and payable on purchased contracts. If a credit event occurred that required a payment under the contract terms, this line item would also include losses paid and payable to CDS contract counterparties due to the credit event and losses recovered and recoverable on purchased contracts.

Variable Interest Entities Segment Debt

        VIE segment debt is recorded at amortized cost or fair value, if the fair value option was elected. Certain VIE liabilities include embedded derivatives. Prior to the adoption of SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159") on January 1, 2008, changes in fair value of embedded derivatives in VIE debt were recorded in "net realized and unrealized gains (losses) on derivative instruments." In 2008, the fair value option was elected for all VIE liabilities containing embedded derivatives and the change in fair value of the entire debt instrument is recorded in "net unrealized gains (losses) on financial instruments at fair value."

Foreign Currency Translation

        Monetary assets and liabilities denominated in foreign currencies are translated at the spot rate at the balance sheet date. Non-monetary assets and liabilities are recorded at historical rates. Revenues and expenses denominated in foreign currencies are translated at average rates prevailing during the year. Unrealized gains and losses on available-for-sale securities resulting from translating investments denominated in foreign currencies are recorded in accumulated other comprehensive income unless the security is deemed OTTI. Gains and losses from transactions in foreign currencies are recorded in "other income."

Federal Income Taxes

        The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes arising from temporary differences between the tax bases of assets and liabilities and the amounts reported in the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are evaluated for recoverability and a valuation allowance is established if a deferred tax asset is determined to be non-recoverable.

        Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in other assets.

        The Company recognizes tax benefits only if a tax position is "more likely than not" to prevail.

Special Purpose Entities

        Asset-backed and, to a lesser extent, public finance transactions insured by the Company may employ special purpose entities ("SPEs") for a variety of purposes. A typical asset-backed transaction, for example, employs an SPE as the purchaser of the securitized assets and as the issuer of the insured obligations. SPEs are typically owned by transaction sponsors or charitable trusts, although the Company may have an ownership interest in some cases. The Company generally maintains certain contractual rights and exercises varying degrees of influence over SPE issuers of FSA-insured obligations.

        The Company also bears some of the "risks and rewards" associated with the performance of those SPE's assets. Specifically, as issuer of the financial guaranty insurance policy insuring a given SPE's obligations, the Company bears the risk of asset performance (typically, but not always, after a significant depletion of overcollateralization, excess spread, a deductible or other credit protection).

        The Company's underwriting guidelines for public finance obligations generally require that a transaction be rated investment grade when FSA's insurance is applied. The Company's underwriting guidelines for asset-backed obligations, which it followed prior to its August 2008 decision to cease insuring such obligations, varied by obligation type in order to reflect different structures and types of credit support. The Company sought to insure asset-backed obligations that generally provided for one or more forms of overcollateralization or third-party protection. In addition, the SPE typically pays a periodic premium to the Company in consideration of the issuance by the Company of its insurance policy, with the SPE's assets typically serving as the source of payment of such premium, thereby providing some of the "rewards" of the SPE's assets to the Company. SPEs are also employed by the Company in connection with secondary market transactions and with refinancing underperforming, non-investment-grade transactions insured by FSA. See Note 7 for more information.

        The degree of influence exercised by the Company over these SPEs varies from transaction to transaction, as does the degree to which "risks and rewards" associated with asset performance are assumed by the Company. In analyzing special purpose entities described above, the Company considers reinsurance to be an implicit variable interest. Where the Company determines it is required to consolidate the special purpose entity, the outstanding exposure is excluded from outstanding exposure amounts reported.

        The Company is required to consolidate SPEs that are considered VIEs where the Company is considered the primary beneficiary.

        In determining whether the Company is the Primary Beneficiary of a particular VIE, a number of factors are considered. The significant factors considered are: the design of the entity and the risks it was created to pass-along to variable interest holders; the extent of credit risk absorbed by the

Company through its insurance contract and the extent to which credit protection provided by other variable interest holders reduces this exposure; the exposure that the Company cedes to third party reinsurers, to reduce the extent of expected loss which the Company absorbs; and the portion of the VIE's total notional exposure covered by the Company's insurance policy. The Company's accounting policy is to first conduct a qualitative analysis based on the design of the VIE in order to identify whether it is the primary beneficiary. Should the qualitative analysis not provide a basis for conclusion, the Company will perform a quantitative analysis in order to determine if it is the primary beneficiary of the VIE under review.

        In considering the significance of its interest in a particular VIE, the Company considers the extent to which both the variability it absorbs from the VIE and the Company's exposure to that VIE are material to the Company's own financial statements. The Company believes that its surveillance categories are an appropriate measure to use for identification of VIEs in which the Company absorbs other than insignificant variability. VIEs selected for this purpose are related to risks classified as surveillance Category IV, defined as "demonstrating sufficient deterioration to indicate that material credit losses are possible even though not yet probable" or risks classified as surveillance Category V, defined as "transactions where losses are probable." The Company believes that VIE-related risks classified as surveillance Categories IV and V are VIEs in which the Company absorbs a significant portion of the variability created by the particular VIE. For a more detailed description of the surveillance categories used by the Company, see Note 9.

        VIEs in which the Company holds a significant variable interest, but which are not consolidated, have been aggregated according to principle line of business for the purpose of disclosing the nature and extent of the Company's exposure to such VIEs. The Company considers such VIEs according to principle line of business to appropriately reflect the VIE risk and reward characteristics in an aggregated manner. The table below displays the Company's exposure to these VIEs at December 31, 2008.

Non-Consolidated VIEs

	At December 31, 2008
	Liability
	Net Case Reserve	Net Non- Specific Reserve	Fair Value of Credit Derivatives	Net Par Outstanding(1)	Number of VIEs
	(dollars in thousands)
Asset-backed:
Domestic
Residential mortgages	$1,221,410	$36,422	$11,263	$9,130,637	59
Consumer receivables	—	9,163	—	88,438	1
Pooled corporate	25,866	—	110,488	797,835	10
Other	—	—	34,981	125,710	1

Total asset-backed	1,247,276	45,585	156,732	10,142,620	71
Public finance:
Domestic	263	—	—	239	1
International	10,960	—	—	509,520	7

Total public finance	11,223	—	—	509,759	8

Total	$1,258,499	$45,585	$156,732	$10,652,379	79

(1)
Represents the net par outstanding that corresponds to insured bonds issued by VIEs.

        The Company's interest in these non-consolidated VIEs is included in "losses and loss adjustment expenses" and "credit derivatives" in the Company's balance sheet.

        The Company has consolidated certain VIEs for which it has determined that it is the primary beneficiary. The table below shows the carrying value and classification of the consolidated VIE assets and liabilities in the Company's financial statements:

Consolidated VIEs

	At December 31, 2008
	Total Assets	Total Liabilities	Minority Interest
	(in thousands)
VIE segment VIEs	$2,427,640	$1,316,400	$1,111,240

        FSA has provided financial guarantee insurance contracts on the assets held and the notes issued by FSA Global Funding and, as such, FSA is exposed to the risk of non-payment of the assets held by FSA Global Funding. In addition, aside from the financial guarantee insurance contracts provided by FSA, there are no arrangements, either explicit or implicit, which could require the Company to provide financial support to the VIEs.

Employee Compensation Plans

        The Company records a liability in other liabilities related to the vested portion of employees' outstanding "performance shares" under the Company's 2004 Equity Participation Plan and 1993 Equity Participation Plan (the "Equity Plans"). The expense is recognized ratably over specified performance cycles. The Company also records prepaid assets for Dexia restricted share awards made under the Company's Equity Plans and amortize these amounts over the employees' vesting periods. For more information regarding the Equity Plans, see Note 14.

        Under SFAS No. 123, "Share-Based Payment" (revised 2004), the Company recorded $1.2 million and $1.0 million in additional after-tax expense related to the Dexia Employee Share Plans in 2007 and 2006, respectively. There was no expense recorded in 2008.

Recently Issued Accounting Standards

        In October 2008, the FASB issued FSP No. FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP 157"). FSP 157 clarifies the application of SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), in an inactive market, without changing its existing principles. The FSP was effective immediately upon issuance. The adoption of FSP No. FAS 157-3 did not have an effect on the Company's financial position or results of operations or cash flows.

Recently Issued Accounting Standards that are Not Yet Effective

        In May 2008, the FASB issued SFAS 163. This statement addresses accounting standards applicable to existing and future financial guaranty insurance and reinsurance contracts issued by insurance companies, including accounting for claims liability measurement and recognition and premium recognition and related disclosures. SFAS 163 requires the Company to recognize a claim liability when there is an expectation that a claim loss will exceed the unearned premium revenue (liability) on a policy basis based on the present value of expected net cash flows. The premium earnings methodology under SFAS 163 will be based on a constant rate methodology. SFAS 163 does not apply to financial guarantee insurance contracts accounted for as derivatives within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 163 also requires the Company to provide expanded disclosures relating to factors affecting the recognition and measurement of financial guaranty contracts. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for the presentation and disclosure requirements related to claim liabilities which were effective for financial statements prepared as of September 30, 2008. The cumulative effect of initially applying SFAS 163 is required to be recognized as an adjustment to the opening balance of retained earnings. The Company is currently assessing the impact of SFAS 163 on the Company's consolidated financial position and results of operations.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133" ("SFAS 161"). This statement amends and expands the disclosure requirements for derivative instruments and hedging activities by requiring companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008. Since SFAS 161 only requires additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect the Company's consolidated financial position and results of operations or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 will change the accounting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. Upon adoption, SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and prospective adoption for all other requirements. The Company is currently assessing the impact of SFAS 160 on the Company's consolidated financial position, results of operations and cash flows.

3.     FAIR VALUE MEASUREMENT

        The Company adopted SFAS 157, effective January 1, 2008. SFAS 157 addresses how companies should measure fair value when required to use fair value measures under GAAP. SFAS 157:

  •
  defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

  •
  establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

  •
  nullifies the guidance in Emerging Issues Task Force Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities" ("EITF 02-03"), which required the deferral of profit at inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique;

  •
  requires consideration of a company's creditworthiness when valuing liabilities; and

  •
  expands disclosure requirements about instruments measured at fair value.

        In February 2007 the FASB issued SFAS 159. SFAS 159 provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously recorded at fair value. The Company adopted SFAS 159 on January 1, 2008 and elected fair value accounting for certain VIE segment debt and certain assets acquired in refinancing Company insured transactions not previously carried at fair value. For more information regarding the fair value option, see Note 4.

        The Company applied its valuation methodologies for its assets and liabilities measured at fair value to all of the assets and liabilities carried at fair value effective January 1, 2008, whether those instruments are carried at fair value as a result of the adoption of SFAS 159 or in compliance with other authoritative accounting guidance. The Company has fair value committees to review and approve valuations and assumptions used in its models. These committees meet quarterly prior to the Company issuing its financial statements.

        Fair value is based upon pricing received from dealer quotes or alternative pricing sources with reasonable levels of price transparency, internally developed estimates that employ credit-spread algorithms or models that use market-based or independently sourced market data inputs, including yield curves, interest rates, volatilities, debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate instrument- specific data, such as maturity date.

        Considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company would realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair-value amounts.

        The transition adjustment in connection with the adoption of SFAS 157 was an increase of $26.6 million after-tax to beginning retained earnings, which relates to day one gains that had been deferred under EITF 02-03.

        The following table summarizes the components of the fair-value adjustments included in the consolidated statements of operations and comprehensive income:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
REVENUES GAINS/(LOSSES):
Net realized gains (losses) from general investment portfolio:
Fair-value adjustments attributable to impairment charges in general investment portfolio	$(5,977)	$—	$(284)

Net change in fair value of credit derivatives (See Note 15)	$(618,072)	$(539,809)	$119,023

Net interest income from variable interest entities segment(1):
Fair-value adjustments on VIE segment investment portfolio	$33,448	$—	$—
Fair-value adjustments on VIE segment derivatives	(34,844)	—	—

Net interest income from variable interest entities segment	$(1,396)	$—	$—

Net realized gains (losses) from variable interest entities segment:
Fair-value adjustments attributable to impairment charges in VIE segment investment portfolio	$(236,220)	$—	$—

Net realized and unrealized gains (losses) on derivative instruments:
VIE segment derivatives(2) (See Note 16)	$256,317	$95,895	$98,827
Other financial guaranty segment derivatives	285	419	469

Net realized and unrealized gains (losses) on derivative instruments	$256,602	$96,314	$99,296

Net unrealized gains (losses) on financial instruments at fair value
Financial guaranty segment:
Assets acquired in refinancing transactions	$(17,200)	$—	$—
Committed preferred trust put options	100,000	—	—

Net unrealized gains (losses) on financial instruments at fair value in the financial guaranty segment	82,800	—	—

VIE segment:
Fixed-rate VIE segment debt:
Fair-value adjustments other than the Company's own credit risk	(203,735)	—	—
Fair-value adjustments attributable to the Company's own credit risk	1,222,742	—	—

Net unrealized gains (losses) on financial instruments at fair value in the VIE segment	1,019,007	—	—

Net unrealized gains (losses) on financial instruments at fair value	$1,101,807	$—	$—

Net realized gains (losses) from assets acquired in refinancing transactions:
Fair-value adjustments attributable to assets acquired in refinancing transactions portfolio	$(7,723)	$—	$(2,523)

(1)
There was no hedge accounting in 2007 or 2006.

(2)
Represents derivatives not in designated fair-value hedging relationships.

Valuation Hierarchy

        SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

  •
  Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—inputs to the valuation methodology include quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

  •
  Level 3—inputs to the valuation methodology are unobservable and significant drivers of the fair value measurement.

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Inputs to Valuation Techniques

        Inputs refer broadly to the assumptions that market participants use in pricing assets or liabilities, including assumptions about risk. Inputs may be observable or unobservable.

  •
  Observable inputs are inputs that reflect assumptions market participants would use in pricing the asset or liability, developed based on market data obtained from independent sources.

  •
  Unobservable inputs are inputs that reflect the assumptions management makes about the assumptions market participants would use in pricing the asset or liability, developed based on the best information available in the circumstances.

Valuation Techniques

        Valuation techniques used for assets and liabilities accounted for at fair value are generally categorized into three types:

  •
  The market approach uses prices and other relevant information from market transactions involving identical or comparable assets or liabilities. Valuation techniques consistent with the market approach often use market multiples derived from a set of comparables or matrix pricing. Market multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering both quantitative and qualitative factors specific to the measurement. Matrix pricing is a mathematical technique used principally to value certain securities without relying exclusively on quoted prices for the specific securities but comparing the securities to benchmark or comparable securities.

  •
  The income approach converts future amounts, such as cash flows or earnings, to a single present amount, or a discounted amount. Income approach techniques rely on current market expectations of future amounts. Examples of income approach valuation techniques include present value techniques, option- pricing models that incorporate present value techniques, and the multi-period excess earnings method.

  •
  The cost approach is based upon the amount that currently would be required to replace the service capacity of an asset, or the current replacement cost. That is, from the perspective of a market participant (seller), the price that would be received for the asset is determined based on the cost to a market participant (buyer) to acquire or construct a substitute asset of comparable utility.

        The Company uses valuation techniques that it concludes are appropriate in the specific circumstances and for which sufficient data are available. In selecting the valuation technique to apply, management considers the definition of an exit price and considers the nature of the asset or liability being valued.

        The following is a description of the valuation methodologies the Company uses for financial instruments including the general classification of such instruments within the valuation hierarchy.

General Investment Portfolio

        The fair value of bonds in the General Investment Portfolio is generally based on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. If quoted market prices are not available, the valuation is based on pricing models that use dealer price quotations, price activity for traded securities with similar attributes and other relevant market factors as inputs, including security type, rating, vintage, tenor and its position in the capital structure of the issuer. Assets in this category are primarily categorized as Level 2.

        At December 31, 2008, the Company's equity securities were comprised of common stock of Dexia. The fair value of the common stock is based upon quoted prices and is categorized as Level 1. At December 31, 2007, the fair value of the Company's equity investment in Syncora Guaranty Re Ltd. ("SGR"), was based on redemption value and other inputs.

        For short-term investments in the General Investment Portfolio, which are those investments with a maturity of less than one year at time of purchase, the carrying amount approximates fair value. These short-term investments include money-market funds and other highly liquid short-term investments, which are categorized as Level 1 on the valuation hierarchy, and foreign government and agency securities, which are categorized as Level 2.

VIE Segment Investment Portfolio

        The "VIE Segment Investment Portfolio" is comprised of investments supporting the VIE liabilities, which are primarily designated as available-for-sale, but in some cases are classified as held-to-maturity. See "—Other Assets and Other Liabilities." The fair value of bonds in the VIE Segment Investment Portfolio is generally based on quoted market prices received from dealer quotes or alternative pricing sources with reasonable levels of price transparency. Such quotes generally consider a variety of factors, including recent trades of the same and similar securities. For assets not valued by quoted market prices received from dealer quotes or alternative pricing sources, fair value is based on either internally developed models using market-based inputs or based on broker quotes for identical or similar assets. Valuation results, particularly those derived from valuation models and quotes on certain mortgage and asset-backed securities, could differ materially from amounts that would actually be realized in the market. Assets in the VIE Segment Investment Portfolio are generally categorized as Level 3 on the valuation hierarchy.

        The fair value of the GICs in the VIE Segment Investment Portfolio is determined using cash flow models which include assumptions for interest rate curves based on selected benchmark securities and weighted average expected lives. These are categorized as Level 3 on the valuation hierarchy.

        For short-term investments in the VIE Segment Investment Portfolio, which are those investments with a maturity of less than one year at time of purchase, the carrying amount is fair value. These short-term investments include overnight money market funds, which are categorized as Level 1 on the valuation hierarchy.

Cash

        For cash, the carrying amount equals fair value.

Assets Acquired in Refinancing Transactions

        For certain assets acquired in refinancing transactions, fair value is either the present value of expected cash flows or a quoted market price as of the reporting date. This portfolio is comprised primarily of bonds, securitized loans, common stock, mortgage loans, real estate and short term investments, of which bonds, common stocks and certain securitized loans are carried at fair value. Mortgage loans are accounted for at fair value when lower than cost. The majority of the assets in this portfolio are categorized as Level 3 in the valuation hierarchy, except for the short-term investments, which are categorized as Level 2.

Credit Derivatives in the Insured Portfolio

        The Company's insured portfolio includes contracts accounted for as derivatives, namely,

  •
  CDS contracts in which the Company sells protection to various financial credit institutions, and in certain cases, purchases back-to-back credit protection on all or a portion of the risk written, primarily from reinsurance companies,

  •
  insured interest rate ("IR") swaps entered into by the issuer in connection with the issuance of certain public finance obligations, which guaranty the municipality's performance under the IR swap to the IR swap counterparty,

  •
  insured net interest margin ("NIM") securitizations and other financial guaranty contracts that guarantee risks other than credit risk, such as interest rate basis risk ("FG contracts with embedded derivatives") issued after January 1, 2007.

        The Company considers all such agreements to be a normal part of its financial guaranty insurance business but, for accounting purposes, these contracts are deemed to be derivative instruments and therefore must be recorded at fair value, with changes in fair value recorded in the consolidated statements of operations and comprehensive income in "net change in fair value of credit derivatives."

  Credit Default Swap Contracts

        In the case of CDS contracts, a trust that is consolidated by the Company writes a derivative contract that provides for payments to be made if certain credit events occur related to certain specified reference obligations, in exchange for a fee. The need to interpose a trust is a regulatory requirement imposed by the New York State Insurance Department as an exception to its general rule, in order to allow the financial guarantors to sell credit protection by entering into credit derivative contracts (albeit indirectly by guaranteeing the trust), while other types of insurance enterprises may neither directly enter into such credit derivative contracts, nor provide such guarantees to a trust. The trust's obligation on the CDS contracts it writes are guaranteed by a financial guaranty contract written by FSA that provides payments to the insured if the trust defaults on its payments under the derivative contract. In these transactions, FSA is considered the counterparty to a financial guaranty contract that is defined as a derivative. The credit event is typically based upon failure to pay or the insolvency of a referenced obligation. In such cases, the claim represents payment for the shortfall amount.

        The Company's accounting policy regarding CDS contract valuations requires management to make numerous complex and subjective judgments relating to amounts that are inherently uncertain. CDS contracts are valued using proprietary models because such instruments are unique, complex and are typically highly customized transactions. Valuation models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based on market developments and improvements in modeling techniques and the availability of market observable data. Due to the significance of unobservable inputs required to value CDS contracts, they are considered to be Level 3 under the SFAS 157 fair value hierarchy.

        Significant assumptions that, if changed, could result in materially different fair values include:

  •
  the assumed credit quality of the underlying referenced obligations,

  •
  the assumed credit spread attributable to credit risk of the underlying referenced obligations exclusive of funding costs,

  •
  the reference credit index used, which includes a market correlation factor for pooled corporate CDS contracts, and

  •
  the price source and credit spread attributable to the Company's own credit risk.

        Market perceptions of credit deterioration of the underlying referenced obligation would result in an increase in the expected exit value (the amount required to be paid to exit the transaction due to wider credit spreads).

  Fair Value of CDS Contracts in which the Company Sells Protection

        Determination of Current Exit Value Premium:    The estimation of the current exit value premium is derived using a unique credit-spread algorithm for each defined CDS category that utilizes various publicly available credit indices, depending on the types of assets referenced by the CDS contract and the duration of the contract. The "exit price" derived is technically an "entry price" and not an "exit price" (i.e., the price that would be received to sell an asset or paid to transfer a liability that is required under SFAS 157). This is because a monoline insurer cannot observe "exit prices" for the CDS contract that it writes in a principal market since these contracts are not transferable. While SFAS 157 provides that the transaction (entry) price and the exit price may not be equal if the transaction price includes transaction costs, the Company believes those transaction costs would be the same in an "entry" market and a hypothetical "exit" market and thus it would be inappropriate to record a day one gain when using the estimated "entry price" to determine the exit value premium.

        Management applies judgment when developing these estimates and considers factors such as current prices charged for similar agreements, if available, performance of underlying assets, changes in internal credit assessments or rating agency-based shadow ratings, and the level at which the deductible has been set. Estimates generated from the Company's valuation process may differ materially from values that may be realized in market transactions.

        In a financial guaranty insurance policy, a deductible is the portion of a loss under that policy that is not covered by the policy, or in other words, the amount of the loss for which the insurer is not responsible. In a CDS contract, the deductible is quoted as a percentage of the contract's notional amount, and is also referred to as the contract's attachment point. For example, for a CDS with a $1 billion notional amount and a 15% deductible, the Company would only be obligated to make a claim payment after the insured incurred more than $150 million (15% of $1 billion) of losses (net of recoveries). The attachment points for each of the Company's CDS contracts vary, as the deductibles are negotiated on a contract-by-contract basis.

        In the ordinary course, the Company does not post collateral to the counterparty as security for the Company's obligation under CDS contracts. As a result, the Company receives a smaller fee than it would for a CDS contract that required the posting of collateral. In order to calculate the exit value premium for CDS that do not require collateral to be posted, the Company applies a factor (the "non-collateral posting factor") to the indicated market premium for CDS contracts that require collateral to be posted. The non-collateral posting factor was 70% for the year ended December 31, 2008.

        The Company calculates the non-collateral posting factor quarterly based in part on observable market inputs. In the market where transactions are executed, the Company has observed since the beginning of 2008 that when a collateral posting counterparty executes a CDS contract purchasing protection from a non-collateral posting counterparty, it will hold back a minimum of 20% of the CDS premium it charged to provide the CDS protection. The Company believes that the non-collateral posting factor has the effect of adjusting the fair value of these contracts for the Company's credit quality in addition to adjusting the contract to a collateral posting basis. Accordingly, the Company adds to the 20% minimum an additional amount to reflect the market price of CDS protection on FSA. The Company estimated the additional amount at December 31, 2008 to be 50% using an algorithm that uses as an input FSA's current annual five-year CDS credit spread, which was approximately 1,421 basis points at December 31, 2008. The Company uses the current five-year CDS credit spread based on its observation that the five-year instrument is the standard term for CDS contracts used to hedge counterparty credit risk. Quoted prices for shorter or longer terms are typically not available and, when available, are less reliable.

        The underlying securities of the Company's CDS contracts are predominantly corporate obligations, specifically investment grade pooled corporate CDS, high yield pooled corporate CDS and collateralized loan obligations ("CLOs"). The Company's exposure to underlying securities such as those backed by domestic residential mortgage-backed securities ("RMBS") and CDOs of ABS was less than one percent of the total CDS par outstanding at December 31, 2008.

        Below is an explanation of how the Company determines the current exit value for each of the following types of CDS contracts:

  •
  Pooled Corporate CDS Contracts:

  •
  investment grade pooled corporate CDS;

  •
  high yield pooled corporate CDS; and

  •
  CDS of funded CDOs and CLOs.

        For each of these types of CDS contracts, the price the Company charges when entering into such contract sometimes differs from the fair value determined by the Company's fair value model at the time when the Company enters into the CDS contract. The Company refers to this difference as the "initial model adjustment," and is not an indicator of a day one gain. The initial model adjustment is needed because of differences between the CDS contract being valued and the reference index. The initial model adjustment is calculated at the inception of a CDS contract in order to calibrate the indicated model fair value of the CDS contract to the contractual premium rate on the trade date.

        Pooled Corporate CDS Contracts:    A pooled corporate CDS contract insures the default risk of a pool of referenced corporate entities. As there is no observable exchange trading of bespoke pooled corporate CDS, the Company values these contracts using an internal pricing model that uses the mid-point of the bid and ask prices (the "mid-market price") of dealer quotes on specific indexes as inputs to its pricing model, principally the Dow Jones CDX for domestic corporate CDS ("DJ CDX") and iTraxx for European corporate CDS ("iTraxx"). The mid-market price is a practical expedient for the fair-value measurement within a bid-ask spread. For those pooled corporate CDS contracts that include both domestic and foreign reference entities, the Company applies the iTraxx price in proportion to the pool of applicable foreign reference entities comprising the pool by calculating a weighted average of the DJ CDX and iTraxx quoted prices.

        The Company's valuation process for pooled corporate CDS involves stratifying the pools into either investment grade credits or high-yield credits and then by remaining term to maturity, consistent with the reference indexes. Within maturity bands, further distinction is made for contracts that have higher attachment points. Both the DJ CDX and iTraxx indices provide quoted prices for standard attachment and detachment points (or "tranches") for contracts with maturities of three, five, seven and ten years.

        Prices quoted for these tranches do not represent perfect pricing references, but are the only relevant market-based information available for this type of non-traded contract. The recent market volatility in the index tranches has had a significant impact on the estimated fair value of the Company's portfolio of pooled corporate CDS.

        Investment-Grade Pooled Corporate CDS Contracts:    The Company applies quoted prices to its investment-grade pooled corporate CDS contracts ("IG CDS") by stratifying its IG CDS contracts into four maturity bands: less than 3.5 years; 3.5 to 5.5 years; 5.5 to 7.5 years; and 7.5 to 10 years. Within the maturity bands, further distinction is made for contracts that have a significantly higher starting attachment point (usually 30% or higher).

        The CDX North America IG Index ("CDX IG Index") is comprised of prices sourced from 125 North American investment grade CDS quoted (each, an "Index CDS") and is supported by at least 10 of the largest CDS dealers. In addition to the full capital structure, the CDX IG Index also provides price quotes for various tranches delineated by attachment and detachment points: 0 to 3%; 3 to 7%; 7 to10%; 10 to 15%; 15 to 30% and 30 to 100%. Approximately every six months, a new "series" of the CDX IG Index is published ("on-the-run") based on a new grouping of 125 Index CDS, which changes the composition of the 125 Index CDS of older ("off-the-run") series. Each quarter, the Company compares the composition of the 125 Index CDS in both the on-the-run and off-the run series of the CDX IG Index to the CDS pool referenced by the Company's IG CDS contracts (the "reference CDS pool") and uses the average of the series of the CDX IG Index and the comparable iTraxx Index that most closely relates to the credit characteristics of the Company's IG CDS contracts, mainly the Weighted-Average Rating Factor ("WARF"), of the Company's IG CDS contracts. The Company also remodels each of its contracts to determine if the credit quality remains Super Triple-A and compares the WARF of the index to the WARF of each of the Company's IG CDS contracts. A "Super Triple-A" credit rating indicates a level of first-loss protection generally exceeding 1.3 times the level required by a rating agency for a Triple-A rating. WARF is a 10,000 point scale developed by Moody's that is used as an indicator of collateral pool risk. A higher WARF indicates a lower average collateral rating.

        The Company calibrates the quoted index price to the approximate attachment points for its IG CDS contracts by calculating the weighted average of the given quoted tranche prices for IG CDS of a given maturity using the CDX IG Index and iTraxx quoted tranche widths. The relevant widths of the quoted tranches used by the two indices differ. DJ CDX uses tranches of 10 to 15%, 15 to 30%, and 30 to 100%, resulting in tranche widths of five, 15 and 70 percentage points, whereas iTraxx uses tranches of 9 to 12%, 12 to 22% and 22 to 100%, resulting in tranche widths of three, 10 and 78 percentage points.

        The Company's IG CDS contracts typically attach at 10% or higher. The following table indicates FSA's typical attachment points and total tranche widths:

Portfolio Classification	Index Quoted Duration	FSA's Typical Attachment Point	FSA's Total Tranche Width
	(in years)
Less than 3.5 Yrs	3	10%	90%
3.5 to 5.5 Yrs	5	10	90
5.5 to 7.5 Yrs:
Lower attachment	7	15	85
Higher attachment	7	30	70
7.5 to 10 Yrs:
Lower attachment	10	15	82.5
Higher attachment	10	30	70

        To calculate the weighted average price for the entire tranche width of the Company's IG CDS (the "total tranche width"), a price is obtained for each quoted tranche comprising the total tranche width, and the sum of the weighted average prices is divided by the total tranche width. The price for each quoted tranche is the mid-market of the quoted price for that tranche, weighted by the width of that tranche. The following table illustrates the calculation of the weighted-average price of the Company's IG CDS contracts with a maturity of up to 3.5 years, given quoted CDX IG tranche prices of 332 basis points, 83.5 basis points and 68.4 basis points for the 10 to 15%, 15 to 30%, and 30 to 100% tranches, respectively.

FSA Portfolio Classification
	CDX IG Mid-Market Price Multiplied by the Tranche Width
					Total Tranche Width	Weighted Average Price
Attachment/ Detachment	10 to 15%	15 to 30%	30 to 100%	Total
Less than 3.5 Yrs	332 bps × 5 = 1,660.0	83.5 bps × 15 = 1,252.5	68.4 bps × 70 = 4,788.0	7,700.5	90	85.6 bps

        The Company applies a factor to the quoted prices (the "IG calibration factor"). The calibration factor is intended to calibrate the index price to each of the Company's pooled corporate investment grade CDS contracts, which reference pools of entities that are typically of lower average credit quality than those reflected in the CDX IG Index. The IG calibration factor is determined for each IG CDS contract by calibrating the WARF of the index so that it approximately equals the WARF of each IG CDS contract. To do so, the Company recalculates the index price after removing from the index the reference obligations that have the highest ratings. This recalculated index price is then divided by the unadjusted index to arrive at the IG calibration factor. As of December 31, 2008, the IG calibration factor applied to the Company's IG CDS contracts ranged from 112% to 530% of the WARF of the index.

        The Company's Transaction Oversight Department reviews the pooled corporate CDS portfolio regularly and no less than quarterly and factors in any rating changes. Any new reported credit events under a given CDS contract are factored into the contract's deductible level. As such credit events occur, the contract's attachment point is recalculated based on the revised deductible amount to determine if the attachment point for each contract in the portfolio continues to be at a "Super Triple-A" credit rating.

        To arrive at the exit value premium applied to each of the Company's IG CDS contracts, the Company:

  (a)
  determines the weighted average of the mid-market prices for the applicable tranches by (1) multiplying the mid-market price for each tranche by the tranche width and (2) dividing the total amount derived by the total tranche width, using CDX IG and iTraxx quoted prices; and then

  (b)
  applies the IG calibration factor and non-collateral posting factor to the weighted-average market price determined for each maturity band.

        Below is an example of the pricing algorithm that is applied to the Company's domestic IG CDS contracts with durations of 3.5 to 5.5 years, assuming an average IG calibration factor of 296%, to determine the exit premium value as of December 31, 2008:

Index Duration	Unadjusted Quoted Price	After IG Calibration Factor	Adjusted to Non-Collateral Posting Contract Value
5 yrs	85.1 bps	251.9 bps	75.6 bps

        High-Yield Pooled Corporate CDS Contracts:    In order to estimate the market price for high-yield pooled corporate CDS contracts ("HY CDS"), the Company uses the average of the dealer mid-market prices obtained for the most senior quoted of the respective three-year, five-year and seven-year tranches of the CDX North America High Yield Index ("CDX HY Index"). The CDX HY Index is comprised of prices sourced from 100 of the most liquid North American high yield CDS quoted (each, an "Index CDS") and is supported by more than 10 of the largest CDS dealers. In addition to the full capital structure, the CDX HY Index also provides price quotes for various tranches delineated by attachment and detachment points: 0 to 10%; 10 to 15%; 15 to 25%; 25 to 35%; and 35 to 100%. The Company uses an average of the dealer mid-market quotes of the index because the Company believes that dealer price quotes have historically been indicative of where trades have been executed in the high-yield market.

        The Company applies a factor to the quoted prices (the "HY calibration factor"). The HY calibration factor is intended to calibrate the index price to each of the Company's pooled corporate high-yield CDS contracts, which reference pools of entities that are typically of higher average credit quality than those reflected in the CDX HY Index. The HY calibration factor is determined for each HY CDS contract by calibrating the WARF of the index so that it approximately equals the WARF of each HY CDS contract. To do so, the Company recalculates the index price after removing from the index the reference obligations that have the lowest ratings. This recalculated index price is then divided by the unadjusted index to arrive at the HY calibration factor. At December 31, 2008, the HY calibration factor applied to the Company's HY CDS contracts ranged from 28% to 100% of the WARF of the index.

        Approximately every six months, a new "series" of the CDX HY Index is published ("on-the-run") based on a new grouping of 100 single name CDS, which changes the composition of the Index of older ("off-the-run") series. The Company compares the composition of the Index in both the on-the-run and off-the run series of the HY index to each CDS pool (i.e., "reference entities" or companies included in each contract) referenced by the Company's contracts (the "reference CDS pool"). Based on that comparison, the Company determines which of the actively quoted series most closely relates to the credit characteristics, mainly with reference to the WARF, of the Company's HY CDS contracts, and then uses the average of dealer quotes of that series. The Company also remodels each of its contracts to determine if the credit quality remains Super Triple-A and compares the WARF of the index to the WARF of each of the Company's HY CDS contracts.

        To arrive at the exit value premium that is applied to each of the Company's CDS contracts in a given maturity band, the non-collateral posting factor is applied to the weighted-average market price determined for that maturity band.

  •
  For purposes of this calculation, the Company's HY CDS contracts are stratified into three maturity bands: less than 3.5 years; 3.5 to 5.5 years; and 5.5 to 7.5 years.

  •
  Each quarter, the average of the series of the CDX HY or iTraxx that most closely relates to the credit characteristics of the CDS contracts in the Company's portfolio is used. In some cases it may be the most recently published series of those indices, but in other cases, it may be the previously published series to the extent that it is still being published.

  •
  The appropriate HY calibration factor and a 70% non-collateral posting factor adjustment are applied to the average of the quotes received at December 31, 2008.

        Below is an example of the pricing algorithm that is applied to the Company's domestic HY CDS contracts with durations of 3.5 to 5.5 years, assuming an average HY calibration factor of 100% to determine the exit premium value as of December 31, 2008:

Index Duration	Unadjusted Quoted Price	After HY Calibration Factor	Adjusted to Non-Collateral Posting Contract Value
5 yrs	266.3 bps	266.3 bps	79.9 bps

        CDS of Funded CDOs and CLOs:    Prior to August 2008, the Company sold protection to financial institutions in a principal-to-principal market in which transactions are highly customized and negotiated independently. The Company therefore cannot observe "exit" prices for the CDS contracts it writes in this market since these contracts are not transferable. In the absence of a principal exit market, the Company determines the fair value of a CDS contract it writes by using an internally-developed estimate of an "exit price" that a hypothetical market participant (i.e., a similarly rated monoline financial guarantee insurer, or "monoline insurer") would accept to assume the risk from the CDS writer on the measurement date, on terms identical to the contract written by the CDS writer. The Company believes this approach is reasonable because the hypothetical exit market has been defined as other monoline insurers. In essence, the exit market participants are the same as the monoline participants competing in the entry market.

        As with pooled corporate CDS, there is no observable exchange trading of CDS of funded CDOs and CLOs. The price of protection charged by a CDS writer is based on the "credit spread component" of the "all-in credit spread" of funded CLOs, as quoted by underwriter participants. As the all-in credit spread for a given CLO may not always be observable in the market, the CDS writer often utilizes an index, published by an underwriter participant, such as the "all-in" London Interbank Offered Rate ("LIBOR") spread for Triple-A rated cash-funded CLOs (the "Triple-A CLO Funded Rate") as published by J.P. Morgan Chase & Co. The Triple-A CLO Rate is an all-in credit spread that includes both a funding and credit spread component.

        The CDS protection of a CLO provided by the Company is priced to capture only the credit spread component, as the CDS writer is not providing funding for the CLO, only credit protection. The contracts on which the Company has provided credit protection are regularly evaluated to ascertain whether or not the original Triple-A credit rating is still considered appropriate. The Company determines the exit value premium for all these CDS of CLO contracts in its portfolio that are rated Triple-A with reference to the Triple-A CLO Funded Rate, which is currently the only regularly and frequently quoted rate observable in the market. The Triple-A CLO Funded Rate was 500 bps as of December 31, 2008. The Company applies a credit component factor to the Triple-A CLO Funded Rate as a means of estimating the fair value of its Triple-A rated contract, which only refers to the credit component. The credit and funding components were 50% each as of December 31, 2008. The components are determined judgmentally and can vary based on estimates provided to the Company by external market participants, specifically purchasers of CDS protection on Triple-A CLO risk and investors in Triple-A CLO bonds.

        To arrive at the exit value premium that is applied to each of the Company' CDO and CLO CDS contracts, the non-collateral posting factor is applied to the weighted-average market price determined for each maturity band.

        The determination of the exit value premium is summarized as follows:

	Triple-A CLO Funded Rate	After Credit Component Factor	After Non-Collateral Posting Factor
Rate	500 bps	250 bps	75 bps

        Other Structured Obligations Valuation:    For CDS for which observable market value information is not available, management applies its best judgment to estimate the appropriate current exit value premium, and takes into consideration the Company's estimation of the price at which the Company would currently charge to provide similar protection, and other factors such as the nature of the underlying reference credit, the Company's attachment point, and the tenor of the CDS contract.

  Fair Value of CDS Contracts in which the Company Purchases Protection

        The Company generally utilizes reinsurance to purchase protection for CDS contracts it writes in the same way that it employs reinsurance in respect of other financial guaranty insurance policies. The Company's uses of reinsurance to mitigate risk exposures for CDS contracts and financial guaranty insurance policies are nearly identical as they involve the same reinsurers, the same underwriting process evaluating the reinsurers and the same credit risk management and surveillance processes supporting the reinsurance function. The Company enters into reinsurance agreements on CDS contracts primarily on a quota share basis. Under a quota share reinsurance agreement with a reinsurer, the Company cedes to the assuming reinsurer a proportionate share of the risk and premium.

        The determination of the hypothetical exit market is a key factor in determining the fair value of protection purchased (the "ceded" or "reinsurance" contract) with respect to a CDS contract written by a financial guarantor (the "direct contract"). SFAS 157 requires that the valuation premise, used to measure the fair value of an asset, must consider the asset's "highest and best use" from the perspective of market participants. Generally, the valuation premise used for a financial asset is "in-exchange" since this type of asset provides maximum value to market participants on a stand-alone basis. The maximum value of a ceded contract to the CDS writer's exit market participants is in combination with the CDS writer's direct contract. Therefore the appropriate valuation premise to use for a ceded contract is the "in-use" premise.

        The Company determines the fair value of a CDS contract in which it purchases protection from a reinsurer (the "ceded CDS contract") as the proportionate percentage of the fair value of the related written CDS contracts, adjusted for any ceding commission and consideration of counterparty risk. In quota share reinsurance agreements, the assuming reinsurer typically pays a ceding commission periodically over the life of the CDS contract to the ceding company that is intended to defray the ceding company's costs for the services it provides to the reinsurer, such as risk selection, underwriting activities and ongoing servicing and reporting. As an element of the fair value of the ceded CDS contract, the ceding commission paid to the ceding company represents the ceding company's profit on the ceded CDS contract after considering counterparty credit risk, (i.e., the difference between (a) the price of the protection the ceding company purchased from the reinsurer, which is net of the ceding commission, and (b) the price that the ceding company would receive to exit the ceded CDS contract in its principal market, which is comprised of other ceding insurers of comparable credit standing). The Company applies a credit valuation adjustment to the fair value of a ceded CDS contract due from a reinsurer if the reinsurer's credit quality (as determined by CDS price if available, or if not, its credit rating) is less than that of the Company's based upon the premise that the exit market for these contracts would be another monoline financial guarantee insurer that has similar credit rating or spread as the Company.

  Insured Interest Rate Swaps and Financial Guarantee Contracts Deemed to be Derivatives

        The Company insures interest rate swaps entered into in connection with the issuance of certain public finance obligations. Because the financial guaranty contract insures a derivative, the financial guaranty contract is deemed to be a derivative. Therefore, the contract is required to be carried at fair value, with the change in fair value being recorded in the determination of net income (loss). As there is no observable market for these policies, the fair value of these contracts is determined by using an internally-developed model and, therefore, they are classified as Level 3 in the valuation hierarchy.

        Insured NIM securitizations issued in connection with certain mortgage-backed security financings and financial guaranty contracts with embedded derivatives are deemed to be hybrid instruments that contain an embedded derivative if they were issued after January 1, 2007. The Company elected to record these financial instruments at fair value under SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." Changes in the fair value of these contracts are recorded in the consolidated statements of operations and comprehensive income. As there is no observable market for these policies, the fair value of these contracts is based on internally-derived estimates and they are, therefore, classified as Level 3 in the valuation hierarchy.

VIE Segment Derivatives

        On the date of adoption, all derivatives used to hedge VIE debt were valued by obtaining prices from brokers or counterparties, and accordingly were classified as Level 3 in the valuation hierarchy. At December 31, 2008, the majority of these derivatives were valued using a pricing model that uses observable market inputs such as interest rate curves, foreign exchange rates and inflation indices. Therefore, these derivatives are classified as Level 2 in the valuation hierarchy at December 31, 2008. If a significant model input had been used that was not observable in the market, the derivative would have been classified as a Level 3 in the valuation hierarchy.

Other Assets and Other Liabilities

        Other assets primarily include held-to-maturity investments in VIE Segment Investment Portfolio, receivables for securities sold and the fair value of the committed preferred trust securities ("CPS"). As there is no observable market for the Company's CPS, fair value of the CPS is based on internally-derived estimates and, therefore, these put options are categorized as Level 3 in the fair value hierarchy.

        The Company determined the fair value of the CPS by estimating the fair value of a floating rate security with an estimated market yield reflective of the underlying committed preferred security structure and the relevant coupon based on the capped auction rate.

        Other liabilities include payables for securities purchased and derivative obligations. For receivable for securities sold and payable for securities purchased, the carrying amount is cost, which approximates fair value because of the short maturity.

VIE Segment Debt

        The fair value of the VIE segment debt is determined based on a discounted cash flow model. Fair value calculated by these models includes assumptions for interest rate curves based on selected benchmark securities and weighted average expected lives. In addition, the valuation of the fair-valued liabilities includes an adjustment to reflect the credit quality of the Company that represents the impact of changes in market credit spreads on these liabilities. The fair-valued liabilities are categorized as Level 3 in the valuation hierarchy. See Note 4 for a description of the VIE segment debt for which the Company elected fair value option.

Net Financial Guarantee Contracts Written

        The fair value of net financial guarantees written is based on the estimated cost to the Company of transferring the outstanding insured portfolio to another financial guarantor of comparable credit standing, under current market conditions. The fair value of net financial guarantees written incorporates (i) deferred premium revenue, (ii) amounts recoverable from reinsurers on unpaid losses, (iii) estimated future installment premiums receivable, and (iv) losses and loss adjustment expenses. These fair values are based on inputs observable in the market, where available, as well as inputs which are not readily observable in the market. SFAS 157 requires the risk of nonperformance to be included in the estimation of fair value of financial liabilities. The Company's credit risk as measured by the credit spread on its CDS, has been factored into the fair value of the financial guarantees written in order to account for the risk of nonperformance.

Notes Payable to Affiliate

        For notes payable, the carrying amount represents the principal amount due at maturity. The fair value is based on a discounted cash flow model that includes assumptions for interest rate curves based on selected benchmark securities and weighted average expected lives.

        The following table presents the financial instruments carried at fair value at December 31, 2008, by caption on the consolidated balance sheet and SFAS 157 valuation hierarchy.

 Assets and Liabilities Measured at Fair Value on a Recurring Basis

	At December 31, 2008
	Level 1	Level 2	Level 3	FIN 39 Netting(1)	Total
	(in thousands)
Assets:
General investment portfolio, available for sale:
Bonds	$—	$5,219,789	$44,749	$—	$5,264,538
Equity securities	374	—	—	—	374
Short-term investments	9,687	606,378	—	—	616,065
VIE segment investment portfolio, available for sale:
Bonds	—	22,470	900,862	—	923,332
GICs	—	—	801,547	—	801,547
Short-term investments	8,221	—	—	—	8,221
Assets acquired in refinancing transactions	—	20,962	117,814	—	138,776
VIE segment derivatives	—	754,328	59,268	(434,855)	378,741
Credit derivatives(2)	—	—	287,449	—	287,449
Other assets:
CPS	—	—	100,000	—	100,000

Total assets at fair value	$18,282	$6,623,927	$2,311,689	$(434,855)	$8,519,043

Liabilities:
VIE segment debt	$—	$—	$799,086	$—	$799,086
Credit derivatives	—	—	1,543,809	—	1,543,809
Other liabilities:
Other financial guarantee segment derivatives	—	(112)	—	—	(112)

Total liabilities at fair value	$—	$(112)	$2,342,895	$—	$2,342,783

(1)
As permitted by FASB Staff Position No. FIN 39-1, "Amendment of FASB Interpretation No. 39," FIN 39, the Company has elected to net derivative receivables and payables and the related cash collateral received under a master netting agreement.

(2)
At December 31, 2008, approximately 97% or $278.1million of the credit derivative asset in the "assets: credit derivatives" line item above represents the fair value of derivative contracts where the Company purchases protection on its CDS exposure. The remaining 3% or approximately $9.3 million relates to the fair value of certain of the Company's primary contracts (i.e., sold protection), where the fair value is in an asset position because the cash flows necessary to exit such a contract, including the effect of the Company's creditworthiness as determined by CDS referencing the Company's principal insurance subsidiary, would be less than the contractual cash flows to be received. Reinsurance and direct derivative contracts, which call for contractual fees below (reinsurance) or in excess of (direct contracts) the current market price, represent a benefit to the Company and, accordingly, are accounted for as credit derivative assets.

Non-Recurring Fair Value Measurements

        Mortgage loans in the portfolio of assets acquired in refinancing transactions are carried at the lower of cost or market on an aggregate basis. At December 31, 2008, such investments were carried at their market value of $13.8 million. The mortgage loans are classified as Level 3 of the fair value hierarchy as there are significant unobservable inputs used in the valuation of such loans. An indicative dealer quote is used to price the non-performing portion of these mortgage loans. The performing loans are valued using management's determination of future cash flows arising from these loans, discounted at the rate of return that would be required by a market participant. This rate of return is based on indicative dealer quotes.

Changes in Level 3 Recurring Fair Value Measurements

        The table below includes a rollforward of the balance sheet amounts for financial instruments classified by the Company within Level 3 of the valuation hierarchy for the year ended December 31, 2008. When a determination is made to classify a financial instrument within Level 3, the determination is based upon the significance of the unobservable data to the overall fair value measurement. However, Level 3 financial instruments may include, in addition to the unobservable or Level 3 components, observable components. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Level 3 assets were 19.9% of total assets at December 31, 2008. Level 3 liabilities were 24.7% of total liabilities at December 31, 2008.

Level 3 Rollforward

		Year Ended December 31, 2008
								Change in Unrealized Gains/(Losses) Related to Financial Instruments Held at December 31, 2008
		Total Pre-tax Realized/Unrealized Gains/(Losses)(1) Recorded in:
	Fair Value at January 1, 2008	Net Income (Loss)		Other Comprehensive Income (Loss)	Purchases, Issuances, Settlements, net	Transfers in and/or out of Level 3(2)	Fair Value at December 31, 2008
	(in thousands)
General investment portfolio, available for sale:
Bonds	$59,840	$(720	)(3)	$(10,953)	$(3,418)	$—	$44,749	$—
Equity securities	39,000	(36,075	)(3)	—	(2,925)	—	—	—
VIE segment investment portfolio, available for sale(4):
Bonds	1,120,533	(200,622	)(5)	(19,049)	—	—	900,862	(200,139)
GICs	639,950	—		86,753	74,844	—	801,547	—
Assets acquired in refinancing transactions	170,492	(17,200	)(6)	(3,564)	(31,914)	—	117,814	(17,200)
VIE segment debt(4)	(1,852,759)	994,239	(7)	—	59,434	—	(799,086)	1,000,302
VIE segment derivatives(4)	634,458	(3,593	)(8)	—	—	(571,597)	59,268	11,957
CPS	—	100,000	(6)	—	—	—	100,000	100,000
Net credit derivatives(9)	(522,033)	(618,072	)(10)	—	(116,255)	—	(1,256,360)	(632,678)

(1)
Realized and unrealized gains/(losses) from changes in values of Level 3 financial instruments represent gains/(losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)
Transfers are assumed to be made at the beginning of the period.

(3)
Included in net realized gains/(losses) from general investment portfolio.

(4)
Amount in net income (loss) is offset in minority interest.

(5)
OTTI reported in net realized gains (losses) from variable interest entities segment and interest income reported in net interest income from variable interest entities segment.

(6)
Reported in net unrealized gains (losses) on financial instruments at fair value.

(7)
Unrealized gain is reported in net unrealized gains (losses) on financial instruments at fair value, and interest expense is reported in net interest expense from variable interest entities segment.

(8)
Reported in net interest income from variable interest entities segment if designated in a qualifying fair-value hedging relationship, or net realized and unrealized gains (losses) on derivative instruments if not so designated.

(9)
Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(10)
Reported in net change in fair value of credit derivatives.

        The table below shows the carrying amount and fair value of the Company's other financial instruments:

Other Financial Instruments

	At December 31, 2008		At December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets acquired in refinancing transactions	$14,073	$14,073	$229,264	$231,801
Other assets	542,465	542,465	682,592	682,592
Net financial guarantee contracts written	(3,730,984)	(3,256,605)	(1,957,891)	(1,748,668)
VIE segment debt(1)	(444,554)	(249,895)	(2,584,800)	(2,630,139)
Notes payable to affiliate	(172,499)	(189,964)	(210,143)	(211,998)
Other liabilities	(233,012)	(233,012)	(327,301)	(327,301)

(1)
Represents the portion of VIE segment debt not carried at fair value.

4.     FAIR VALUE OPTION

        The Company adopted SFAS 159 effective January 1, 2008. SFAS 159 provides an option to elect fair value as an alternative measurement for selected financial assets and financial liabilities not previously carried at fair value. The fair-value option may be applied to single eligible instruments, is irrevocable and is applied only to entire instruments and not to portions of instruments. For a discussion of the Company's valuation methodologies, see Note 3.

        The Company's fair value elections were intended to mitigate the volatility in earnings that had been created by recording financial instruments and the related risk management instruments on a different basis of accounting, to eliminate the operational complexities of applying hedge accounting or to conform to the fair value elections made by the Company in 2006 under its International Financial Reporting Standards reporting to Dexia. The requirement, under SFAS 157, to incorporate a reporting entity's own credit risk in the valuation of liabilities which are carried at fair value, has created some additional volatility in earnings as credit risk is not hedged. The following table provides detail regarding the Company's elections by consolidated balance sheet line at January 1, 2008.

	Carrying Value of Financial Instruments	Transition Gain/(Loss) Recorded in Retained Earnings	Adjusted Carrying Value of Financial Instruments
	(in thousands)
Assets acquired in refinancing transactions	$163,285	$2,537 (1)	$165,822
VIE segment debt	(1,824,676)	(28,083)	(1,852,759)

Subtotal		(25,546)
Minority interest		28,083
Deferred income taxes		(888)

Cumulative effect of adoption of SFAS 159		$1,649

  (1)
  Includes the reversal of $0.7 million of valuation allowances.

Elections

        On January 1, 2008, the Company elected to record the following at fair value:

  •
  Certain VIE liabilities for which interest rate risk is hedged using interest rate derivatives in accordance with the Company's risk management strategies. The fair value election enabled the Company to record the liabilities at fair value without having to designate them in a fair value hedge relationship under SFAS 133, as it had previously.

  •
  Certain fixed-rate assets in the portfolio of assets acquired in refinancing transactions. The fair value election enabled the Company to record those assets that are economically hedged with derivatives at fair value without having to designate them in a fair value hedge relationship under SFAS 133.

Changes in Fair Value under the Fair Value Option Election

        The following table presents the pre-tax changes in fair value included in the consolidated statements of operations and comprehensive income for the year ended December 31, 2008, for items for which the SFAS 159 fair value election was made.

Net Unrealized Gains (Losses) on Financial Instruments at Fair Value

Year Ended December 31, 2008
(in thousands)
Assets acquired in refinancing transactions	$(17,200)
VIE segment debt(1)	1,019,007

  (1)
  Amount has no effect on net income because this amount is offset by minority interest.

        The table above includes gains of approximately $1.2 billion for the year ended December 31, 2008, that are attributable to changes in the Company's own credit spread.

Aggregate Fair Value and Aggregate Remaining Contractual Principal Balance Outstanding

        The following table reflects the aggregate fair value and the aggregate remaining contractual principal balance outstanding at December 31, 2008, for certain assets acquired in refinancing transactions and VIE segment debt for which the SFAS 159 fair value option has been elected.

	At December 31, 2008
	Remaining Aggregate Contractual Principal Amount Outstanding		Fair Value
	(in thousands)
Assets acquired in refinancing transactions	$133,124	(1)	$117,796
VIE segment debt(2)	1,681,855		799,086

(1)
Includes $33.8 million of loans that are 90 days or more past due.

(2)
The fair-value adjustment for VIE segment debt considers interest rate, foreign exchange rates and the Company's own credit risk.

5.     GENERAL INVESTMENT PORTFOLIO

        The following table summarizes the components of the net investment income generated by the General Investment Portfolio:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Bonds and short-term investments	$263,559	$234,495	$213,959
Equity securities	1,609	3,483	4,523
Investment expenses	(3,384)	(3,192)	(2,887)

Net investment income from general investment portfolio	$261,784	$234,786	$215,595

        The credit quality of fixed-income securities in the General Investment Portfolio based on amortized cost was as follows:

General Investment Portfolio Fixed-Income Securities by Rating

Rating(1)	At December 31, 2008 Percent of Bonds
AAA(2)	42.9%
AA	36.3
A	19.2
BBB	1.5
Not Rated	0.1

Total	100.0%

(1)
Ratings are based on the lower of Moody's or S&P ratings available at December 31, 2008.

(2)
Includes U.S. Treasury obligations, which comprised 7.0% of the portfolio as of December 31, 2008.

        The General Investment Portfolio includes bonds insured by FSA ("FSA-Insured Investments") that were acquired in the ordinary course of business. Of the bonds included in the General Investment Portfolio at December 31, 2008, 6.6% were insured by FSA and 28.8% were insured by other monolines. All of the FSA-Insured Investments were investment grade without giving effect to the FSA insurance. The average shadow rating of the FSA-insured investments, which is the rating without giving effect to the FSA guaranty, was the Single-A range. These assets are included in the Company's surveillance process and, at December 31, 2008, no loss reserves were anticipated on any of these assets. See Note 27 for more information.

        The amortized cost and fair value of the securities in the General Investment Portfolio were as follows:

General Investment Portfolio by Security Type

	At December 31, 2008
Investment Category	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$103,725	$9,127	$(23)	$112,829
Obligations of U.S. states and political subdivisions	4,321,118	87,081	(168,414)	4,239,785
Mortgage-backed securities	393,001	13,365	(9,492)	396,874
Corporate securities	203,396	7,650	(3,492)	207,554
Foreign securities(1)	333,646	334	(50,271)	283,709
Asset-backed securities	25,656	—	(1,869)	23,787

Total bonds	5,380,542	117,557	(233,561)	5,264,538
Short-term investments	615,299	825	(59)	616,065

Total fixed-income securities	5,995,841	118,382	(233,620)	5,880,603
Equity securities	1,434	—	(1,060)	374

Total General Investment Portfolio	$5,997,275	$118,382	$(234,680)	$5,880,977

	At December 31, 2007
Investment Category	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$85,088	$4,046	$(87)	$89,047
Obligations of U.S. states and political subdivisions	3,920,509	149,893	(5,837)	4,064,565
Mortgage-backed securities	390,992	5,032	(1,698)	394,326
Corporate securities	190,048	3,866	(1,123)	192,791
Foreign securities(1)	248,006	8,584	(285)	256,305
Asset-backed securities	22,652	279	(4)	22,927

Total bonds	4,857,295	171,700	(9,034)	5,019,961
Short-term investments	88,972	2,260	(1,157)	90,075

Total fixed-income securities	4,946,267	173,960	(10,191)	5,110,036
Equity securities	40,020	4	(155)	39,869

Total General Investment Portfolio	$4,986,287	$173,964	$(10,346)	$5,149,905

(1)
The majority of foreign securities are government issues and corporate securities that are denominated primarily in U.K. pounds sterling.

        The following table shows the gross unrealized losses and fair value of bonds in the General Investment Portfolio, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

Aging of Unrealized Losses of Bonds in General Investment Portfolio

	At December 31, 2008
Aging Categories	Number of Securities	Amortized Cost	Unrealized Losses	Fair Value	Unrealized Loss as a Percentage of Amortized Cost
	(dollars in thousands)
Less than Six Months(1)
U.S. Treasury securities and obligations of U.S. government corporations and agencies		$137	$(1)	$136	(0.7)%
Obligations of U.S. states and political subdivisions		993,745	(58,846)	934,899	(5.9)
Mortgage-backed securities		8,684	(118)	8,566	(1.4)
Corporate securities		20,654	(1,459)	19,195	(7.1)
Foreign securities		220,257	(30,425)	189,832	(13.8)
Asset-backed securities		23,288	(1,469)	21,819	(6.3)

Total	310	1,266,765	(92,318)	1,174,447	(7.3)
More than Six Months but Less than 12 Months(2)
U.S. Treasury securities and obligations of U.S. government corporations and agencies		37	(1)	36	(2.7)
Obligations of U.S. states and political subdivisions		587,069	(53,447)	533,622	(9.1)
Mortgage-backed securities		31,793	(8,310)	23,483	(26.1)
Corporate securities		24,441	(1,389)	23,052	(5.7)
Foreign securities		95,887	(18,890)	76,997	(19.7)
Asset-backed securities		1,456	(117)	1,339	(8.0)

Total	230	740,683	(82,154)	658,529	(11.1)
12 Months or More(3)
U.S. Treasury securities and obligations of U.S. government corporations and agencies		331	(21)	310	(6.3)
Obligations of U.S. states and political subdivisions		407,344	(56,121)	351,223	(13.8)
Mortgage-backed securities		10,157	(1,064)	9,093	(10.5)
Corporate securities		8,179	(644)	7,535	(7.9)
Foreign securities		4,072	(956)	3,116	(23.5)
Asset-backed securities		912	(283)	629	(31.0)

Total	184	430,995	(59,089)	371,906	(13.7)
Total
U.S. Treasury securities and obligations of U.S. government corporations and agencies		505	(23)	482	(4.6)
Obligations of U.S. states and political subdivisions		1,988,158	(168,414)	1,819,744	(8.5)
Mortgage-backed securities		50,634	(9,492)	41,142	(18.7)
Corporate securities		53,274	(3,492)	49,782	(6.6)
Foreign securities		320,216	(50,271)	269,945	(15.7)
Asset-backed securities		25,656	(1,869)	23,787	(7.3)

Total	724	$2,438,443	$(233,561)	$2,204,882	(9.6)

(1)
The largest unrealized loss on an individual investment, in terms of absolute dollars, was $4.1 million, or 18.5% of its amortized cost.

(2)
The largest unrealized loss on an individual investment, in terms of absolute dollars, was $4.0 million, or 17.9% of its amortized cost.

(3)
The largest unrealized loss on an individual investment, in terms of absolute dollars, was $3.8 million, or 37.6% of its amortized cost.

	At December 31, 2007
Aging Categories	Number of Securities	Amortized Cost	Unrealized Losses	Fair Value	Unrealized Loss as a Percentage of Amortized Cost
	(dollars in thousands)
Less than Six Months(1)
U.S. Treasury securities and obligations of U.S. government corporations and agencies		$17,043	$(17)	$17,026	(0.1)%
Obligations of U.S. states and political subdivisions		87,782	(1,247)	86,535	(1.4)
Mortgage-backed securities		220	(0)	220	(0.0)
Corporate securities		4,527	(22)	4,505	(0.5)
Foreign securities		37,836	(285)	37,551	(0.8)
Asset-backed securities		—	—	—	—

Total	53	147,408	(1,571)	145,837	(1.1)
More than Six Months but Less than 12 Months(2)
U.S. Treasury securities and obligations of U.S. government corporations and agencies		—	—	—	—
Obligations of U.S. states and political subdivisions		326,960	(4,132)	322,828	(1.3)
Mortgage-backed securities		158	(6)	152	(3.8)
Corporate securities		12,297	(433)	11,864	(3.5)
Foreign securities		—	—	—	—
Asset-backed securities		—	—	—	—

Total	121	339,415	(4,571)	334,844	(1.3)
12 Months or More(3)
U.S. Treasury securities and obligations of U.S. government corporations and agencies		2,099	(70)	2,029	(3.3)
Obligations of U.S. states and political subdivisions		11,324	(458)	10,866	(4.0)
Mortgage-backed securities		110,896	(1,692)	109,204	(1.5)
Corporate securities		28,226	(668)	27,558	(2.4)
Foreign securities		—	—	—	—
Asset-backed securities		2,985	(4)	2,981	(0.1)

Total	180	155,530	(2,892)	152,638	(1.9)
Total
U.S. Treasury securities and obligations of U.S. government corporations and agencies		19,142	(87)	19,055	(0.5)
Obligations of U.S. states and political subdivisions		426,066	(5,837)	420,229	(1.4)
Mortgage-backed securities		111,274	(1,698)	109,576	(1.5)
Corporate securities		45,050	(1,123)	43,927	(2.5)
Foreign securities		37,836	(285)	37,551	(0.8)
Asset-backed securities		2,985	(4)	2,981	(0.1)

Total	354	$642,353	$(9,034)	$633,319	(1.4)%

(1)
The largest unrealized loss on an individual investment, in terms of absolute dollars, was $0.2 million, or 7.7% of its amortized cost.

(2)
The largest unrealized loss on an individual investment, in terms of absolute dollars, was $0.5 million, or 6.9% of its amortized cost.

(3)
The largest unrealized loss on an individual investment, in terms of absolute dollars, was $0.3 million, or 4.5% of its amortized cost.

        In 2008, the Company had realized gains for sales of bonds, offset in part by an OTTI charge of $6.0 million for several municipal bonds. There were no OTTI charges in the General Investment Portfolio in 2007 and 2006.

        Management has determined that the remaining unrealized losses in fixed-income securities at December 31, 2008 are primarily attributable to the current interest rate environment and has concluded that these unrealized losses are temporary in nature based upon (a) the lack of principal or interest payment defaults on these securities, (b) the creditworthiness of the issuers, and (c) the Company's ability and current intent to hold these securities until a recovery in fair value or maturity. As of December 31, 2008 and 2007, 100% of the securities that were in a gross unrealized loss position were rated investment grade. Management has based its conclusions on current facts and circumstances. Events could occur in the future that could change management conclusions about its ability and intent to hold such securities.

        The amortized cost and fair value of fixed-income securities in the General Investment Portfolio at December 31, 2008 and 2007, by contractual maturity, are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Distribution of Fixed-Income Securities in General Investment Portfolio
by Contractual Maturity

	At December 31,
	2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$797,372	$801,867	$148,286	$150,306
Due after one year through five years	1,034,999	1,044,285	1,353,006	1,423,378
Due after five years through ten years	823,258	827,436	816,987	852,469
Due after ten years	2,921,555	2,786,354	2,214,344	2,266,630
Mortgage-backed securities(1)	393,001	396,874	390,992	394,326
Asset-backed securities(2)	25,656	23,787	22,652	22,927

Total fixed-income securities in General Investment Portfolio	$5,995,841	$5,880,603	$4,946,267	$5,110,036

(1)
Stated maturities for mortgage-backed securities of three to 30 years at December 31, 2008 and of four to 30 years at December 31, 2007.

(2)
Stated maturities for asset-backed securities of one to 15 years at December 31, 2008 and of one to 15 years at December 31, 2007.

        Proceeds from sales of long-term bonds from the General Investment Portfolio during 2008, 2007 and 2006 were $3,982.2 million, $3,521.9 million and $1,581.7 million, respectively. Proceeds from maturities of bonds for the General Investment Portfolio during 2008, 2007 and 2006 were $516.9 million, $184.5 million and $160.8 million, respectively. Gross gains of $51.1 million, $5.2 million and $0.8 million and gross losses of $52.0 million, $7.3 million and $5.7 million were realized on sales in 2008, 2007 and 2006, respectively.

        Bonds and short-term investments at an amortized cost of $10.0 million and cash of $1.8 million at December 31, 2008 and bonds and short-term investments at an amortized cost of $10.1 million and cash of $1.8 million at December 31, 2007, were on deposit with regulatory authorities as required by insurance regulations.

Equity Investments

        In 2008, the Company sold its investment in SGR Redeemable Preferred Shares. Amounts recorded by the Company in connection with SGR are as follows:

	As of and for the Year Ended December 31,
	2008	2007	2006
	(in thousands)
Equity securities	$—	$39,000	$54,016
Dividends earned from SGR	1,609	3,465	4,518
Realized gain (loss) on sale	(36,100)	—	—

6.     VIE SEGMENT INVESTMENT PORTFOLIO

        All the investments supporting VIE liabilities are insured by the Company. The credit quality of the available-for-sale securities in the VIE Segment Investment Portfolio, without the benefit of the Company's insurance, was as follows:

Available-for-Sale Securities in the VIE Segment Investment Portfolio by Rating

Rating(1)	At December 31, 2008 Percent of Bonds
AAA	0.9%
A	80.0
BBB	19.1

Total	100.0%

(1)
Ratings are based on the lower of Moody's or S&P ratings available at December 31, 2008. Excludes VIE GICs. All VIE GICs are FSA-insured.

        The following tables present the amortized cost and fair value of available-for-sale securities and short-term investments held in the VIE Segment Investment Portfolio:

Available-for-Sale Securities in the VIE Segment Investment Portfolio by Security Type

	At December 31, 2008
Investment Category	Amortized Cost	Gross Unrealized Gains	Fair Value
	(in thousands)
Obligations of U.S. states and political subdivisions	$12,931	$—	$12,931
Foreign securities	9,300	239	9,539
Asset-backed securities	900,862	—	900,862

Total available-for-sale bonds	923,093	239	923,332
Available-for-sale GICs	695,898	105,649	801,547
Short-term investments	8,221	—	8,221

Total available-for-sale securities	$1,627,212	$105,888	$1,733,100

	At December 31, 2007
Investment Category	Amortized Cost	Gross Unrealized Gains	Fair Value
	(in thousands)
Obligations of U.S. states and political subdivisions	$15,443	$729	$16,172
Foreign securities	9,177	430	9,607
Asset-backed securities	1,094,739	19,050	1,113,789

Total available-for-sale bonds	1,119,359	20,209	1,139,568
Available-for-sale GICs	621,054	18,896	639,950
Short-term investments	8,618	—	8,618

Total available-for-sale securities	$1,749,031	$39,105	$1,788,136

        Historically, the Company had the ability and intent to hold the VIE Segment Investment Portfolio to maturity. However, the Company no longer has the intent to hold such securities to maturity, due to Dexia's agreement under the Purchase Agreement to retain the VIE operations and segregate or separate the Company's VIE operations from the Company's financial guaranty operations. As a result, the Company was required to record an OTTI charge for all assets in the portfolio in an unrealized loss position at December 31, 2008.

        OTTI of $236.2 million was recorded in "net realized gains (losses) from variable interest entities segment" on the VIE Segment Investment Portfolio in 2008. At December 31, 2007, there were no securities in an unrealized loss position.

        The amortized cost and fair value of available-for-sale bonds and short-term investments in the VIE Segment Investment Portfolio by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Bonds
in the VIE Segment Investment Portfolio by Contractual Maturity

	At December 31,
	2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$17,521	$17,760	$8,618	$8,618
Due after one year through five years	—	—	9,177	9,607
Due after ten years	12,931	12,931	15,443	16,172
Asset-backed securities(1)	900,862	900,862	1,094,739	1,113,789

Total available-for-sale bonds and short-term investments	$931,314	$931,553	$1,127,977	$1,148,186

(1)
Stated maturities for asset-backed securities of one to 23 years at December 31, 2008 and of two to 24 years at December 31, 2007.

        Proceeds from maturities of bonds for the VIE Segment Investment Portfolio during 2008, 2007 and 2006 were $119.5 million, $265.4 million and $103.7 million, respectively.

        The amortized cost and fair value of the GICs in the VIE Segment Investment Portfolio by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

 Distribution of Available-for-sale GICs
in the VIE Segment Investment Portfolio by Contractual Maturity

	At December 31,
	2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$15,000	$15,000	$168,039	$168,039
Due after one year through five years	88,751	88,751	103,751	103,751
Due after five years through ten years	210,914	234,541	27,744	27,744
Due after ten years	381,233	463,255	321,520	340,416

Total available-for-sale GICs	$695,898	$801,547	$621,054	$639,950

        At December 31, 2008 and 2007, there were two held-to-maturity GICs in the VIE Segment Investment Portfolio with carrying value of $279.2 million and $277.5 million, respectively, with maturity dates of October 3, 2012 and November 12, 2013. These GICs are recorded in "other assets."

        The Company pledges and receives collateral related to certain business lines or transactions. The following is a description of those arrangements by transaction type.

Securities Pledged to Note Holders and Derivative Counterparties

        Substantially all the assets of FSA Global are pledged to secure the repayment, on a pro rata basis, of FSA Global's notes and its other obligations. FSA Global, under the terms of its derivative agreements, is not required to pledge collateral. Its counterparties, however, may be required to pledge collateral or transfer assets to FSA Global.

        At December 31, 2008, the Company had received $434.9 million of collateral from counterparties to reduce its net derivative exposure to such parties.

7.     ASSETS ACQUIRED IN REFINANCING TRANSACTIONS

        The Company has rights under certain of its financial guaranty insurance policies and indentures that allow it to accelerate the insured notes and pay claims under its insurance policies upon the occurrence of predefined events of default. To mitigate financial guaranty insurance losses, the Company may elect to purchase the outstanding insured obligation or its underlying collateral. Generally, refinancing vehicles reimburse FSA in whole for its claims payments in exchange for assignments of certain of FSA's rights against the trusts. The refinancing vehicles obtain their funds from the proceeds of FSA-insured GICs issued in the ordinary course of business by the GIC Affiliates. The refinancing vehicles are consolidated into the Company's financial statements.

        The following table presents the balance sheet components of the assets acquired in refinancing transactions:

Summary of Assets Acquired in Refinanced Transactions

	At December 31,
	2008	2007
	(in thousands)
Bonds	$886	$5,949
Securitized loans	130,056	177,810
Other assets	35,658	45,505

Total	$166,600	$229,264

        The accretable yield on the securitized loans at December 31, 2008, 2007 and 2006 was $7.5 million, $148.8 million and $157.3 million, respectively.

        The bonds within the refinanced asset portfolio all have contractual maturities of less than five years. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

8.     DEFERRED ACQUISITION COSTS

        Acquisition costs deferred and the related amortization charged to expense are as follows:

Rollforward of Deferred Acquisition Costs

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Balance, beginning of period	$347,870	$340,673	$335,129
Costs deferred during the period:
Ceded and assumed commissions	(10,526)	(83,252)	(79,713)
Premium taxes	13,856	13,182	14,032
Compensation and other acquisition costs	13,821	140,709	134,237

Total	17,151	70,639	68,556
Costs amortized during the period	(65,700)	(63,442)	(63,012)

Balance, end of period	$299,321	$347,870	$340,673

9.     LOSSES AND LOSS ADJUSTMENT EXPENSES

        Activity in the liability for losses and loss adjustment expenses, which consist of the case and non-specific reserves, is summarized below. Adjustments to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims based on statistical provisions for new originations.

Reconciliation of Net Loss and Loss Adjustment Expenses

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Case Reserve Activity:
Gross balance at January 1	$174,557	$90,306	$89,984
Less reinsurance recoverable	76,478	37,342	36,339

Net balance at January 1	98,079	52,964	53,645
Transfer from non-specific reserve	2,036,437	69,384	1,221
Paid (net of recoveries) related to:
Current year recovery (paid)	16,682	(8,248)	—
Prior year	(615,589)	(16,021)	(1,902)

Total paid	(598,907)	(24,269)	(1,902)

Net balance at December 31	1,535,609	98,079	52,964
Plus reinsurance recoverable	283,973	76,478	37,342

Gross balance at December 31	1,819,582	174,557	90,306

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Non-Specific Reserve Activity:
Gross balance at January 1	99,999	137,816	115,734
Provision for losses
Current year	1,338	25,797	17,837
Prior year	2,089,545	5,770	5,466
Transfers to case reserves	(2,036,437)	(69,384)	(1,221)

Net balance at December 31	154,445	99,999	137,816
Plus reinsurance recoverable	18,151	—	—
Gross balance at January 1	172,596	99,999	137,816

Total gross case and non-specific reserves	$1,992,178	$274,556	$228,122

        The following table shows the gross and net par outstanding on transactions with case reserves, the gross and net case reserves recorded and the number of transactions comprising case reserves.

Case Reserve Summary

	At December 31, 2008
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve	Net Case Reserve	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$4,833,059	$3,853,788	$745,790	$593,752	10
Asset-backed—Alt-A CES	999,475	954,296	245,702	234,158	5
Asset-backed—Option ARM	1,674,743	1,587,145	282,131	260,599	9
Asset-backed—Alt-A first-lien	1,226,480	1,122,333	106,545	96,327	10
Asset-backed—NIMs	90,070	85,341	15,961	15,817	3
Asset-backed—Subprime	298,457	280,128	24,521	20,757	5
Asset-backed—other	54,491	50,969	13,685	12,933	3
Public finance	1,238,816	698,708	172,063	88,082	6
Financial products portfolio	1,672,616	1,672,616	213,184	213,184	73

Total	$12,088,207	$10,305,324	$1,819,582	$1,535,609	124

	At December 31, 2007
	Gross Par Outstanding	Net Par Outstanding	Gross Case Reserve(1)	Net Case Reserve(1)	Number of Risks
	(dollars in thousands)
Asset-backed—HELOCs	$1,803,340	$1,442,657	$69,633	$56,913	5
Asset-backed—Subprime	22,280	18,335	3,399	1,583	2
Asset-backed—other	24,905	22,219	4,890	4,684	2
Public finance	1,164,248	560,610	96,635	34,899	4

Total	$3,014,773	$2,043,821	$174,557	$98,079	13

        The table below presents certain assumptions inherent in the calculations of the case and non-specific reserves:

Assumptions for Case and Non-Specific Reserves

	At December 31,
	2008	2007
Case reserve discount rate	1.90%–5.90%	3.13%–5.90%
Non-specific reserve discount rate	6.00%	1.20%–7.95%
Current experience factor	20.4	2.0

        During 2008, loss and loss adjustment expenses was $2,090.9 million. The increase for the year was driven primarily by deteriorating credit performance in home equity lines of credit ("HELOCs"), financial products portfolio, Alt-A closed end second lien mortgage securities ("CES"), Option adjustable rate mortgage loan ("Option ARMs"), Alt-A first lien and public finance transactions. "Alt-A" refers to borrowers whose credit falls between prime and subprime. In addition, the net non-specific reserves increased by $54.5 million for the year. Management's current reserve estimates assume loss levels for transactions backed by second-lien mortgage products will remain at their peaks until mid-2009 and slowly recover to more normal rates by mid-2010. For first-lien mortgage transactions, where losses take longer to develop than in second-lien mortgage transactions, peak conditional default rates are assumed to continue until mid-2010 and then decline linearly over 12 months to 25% of the peak, remain there for three years and then taper down to 5% of peak rates over several years.

        The increase in losses paid is driven by payments on HELOC transactions. Generally, once the overcollateralization is exhausted on an insured HELOC transaction, the Company pays a claim if losses in a period exceed spread for the period, and, to the extent excess spread exceeds losses, the Company is reimbursed for any losses paid to date. In 2008, the Company paid net HELOC claims of $577.7 million. This brought the inception to date net claim payments on HELOC transactions to $625.3 million. There were no claims paid on most other classes of insured transactions through December 31, 2008. Most claim payments on Alt-A CES are not payable until 2037 or later. Option ARM claim payments are expected to occur between 2010 and 2012.

        During 2007, the Company charged $31.6 million to loss expense, consisting of $25.8 million for originations of new business and $5.8 million related to accretion on the reserve for in-force business. Net case reserves increased $45.1 million in 2007 due primarily to the establishment of new case reserves for HELOC and public finance transactions, offset in part by the settlement of several pooled corporate collateralized bond obligations ("CBOs"), which were accrued for in prior years. As of December 31, 2007, an estimated ultimate loss (discounted to present value) of $65.0 million on HELOC transactions had been transferred from the non-specific reserve to case reserves, which increased the experience factor. Such estimate of loss is net of reinsurance and anticipated recoveries and is reevaluated on a quarterly basis. In the second half of 2007, the Company paid a total of $47.6 million in HELOC claims, of which $39.5 million represented what the Company deemed to be recoverable and was recorded as salvage and subrogation ("S&S") recoverable as of December 31, 2007.

        During 2006, the Company charged $23.3 million to loss expense, consisting of $17.8 million for originations of new business and $5.5 million related to accretion on the reserve for in-force business. Net case reserves decreased $0.7 million due primarily to loss payments and some improvement in CBO transactions, offset in part by the establishment of a new case reserve for a municipal health care transaction.

        The Company assigns each insured credit to one of five designated surveillance categories to facilitate the appropriate allocation of resources to monitoring, loss mitigation efforts and rating the credit condition of each risk exposure. Such categorization is determined in part by the risk of loss and in part by the level of routine involvement required. The surveillance categories are organized as follows:

  •
  Categories I and II represent fundamentally sound transactions requiring routine monitoring, with Category II indicating that routine monitoring is more frequent, due, for example, to the sector or a need to monitor triggers.

  •
  Category III represents transactions with some deterioration in asset performance, financial health of the issuer or other factors, but for which losses are deemed unlikely. Active monitoring and intervention is employed for Category III transactions.

  •
  Category IV reflects transactions demonstrating sufficient deterioration to indicate that material credit losses are possible even though not yet probable.

  •
  Category V reflects transactions where losses are probable. This category includes (1) risks where claim payments have been made and where ultimate losses, net of recoveries, are expected, and (2) risks where claim payments are probable but none have yet been made and ultimate losses, net of recoveries, are expected. Category IV and Category V transactions are subject to intense monitoring and intervention.

        The tables below present the gross and net par and interest outstanding and deferred premium revenue in the insured portfolio for risks classified as described above:

Par and Interest Outstanding
Excluding Credit Derivatives

	At December 31, 2008
	Gross Par	Gross Interest	Net Par	Net Interest	No. of risks	Weighted Avg Life	Gross Deferred Premium Revenue	Net Deferred Premium Revenue
	(dollars in millions)
Categories I and II	$433,542	$273,907	$330,811	$196,976	11,194	13.5	$2,899	$1,964
Category III	13,487	5,902	9,845	3,427	117	8.0	109	50
Category IV	1,260	321	1,181	289	8	4.5	0	0
Category V with no claim payments	7,033	2,226	6,374	1,866	34	8.0	41	25
Category V with claim payments	5,153	899	4,023	661	20	3.9	4	2

Total	$460,475	$283,255	$352,234	$203,219	11,373	12.9	$3,053	$2,041

Case Reserves

	At December 31,
	2008		2007
	Gross	Net	Gross	Net
	(in thousands)
Category V no claim payments	$1,031,656	$921,214	$112,629	$64,430
Category V with claim payments	787,926	614,395	61,928	33,649

Total	$1,819,582	$1,535,609	$174,557	$98,079

At December 31, 2008 Category V
(in thousands)
Gross undiscounted cash outflows expected in future	$3,745,709
Less: Gross estimated recoveries (S&S) in future	1,515,903

Subtotal	2,229,806
Less: Discount taken on subtotal	410,224

Gross case reserve	1,819,582
Less: Reinsurance recoverable on unpaid losses (net of discount of $35.3 million)	283,973

Net case reserve	$1,535,609

        Management periodically evaluates its estimates for losses and LAE and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. The Company will continue, on an ongoing basis, to monitor these reserves and may periodically adjust such reserves, upward or downward, based on the Company's actual loss experience, its mix of business and economic conditions. However, because of the uncertainty involved in developing these estimates, the ultimate liability may differ materially from current estimates.

10.   VARIABLE INTEREST ENTITIES SEGMENT DEBT

        At December 31, 2008, interest rates on VIE segment debt were between 1.98% and 6.22% per annum. Payments due under the VIE segment debt included $692.2 million of future interest accretion on zero coupon obligations. The following table presents the combined principal amounts due under VIE Segment debt for 2009 and each of the next four years ending December 31 and thereafter:

Expected Maturity Schedule of VIE Segment Debt

Year	Principal Amount
(in thousands)
2009	$359,441
2010	94,428
2011	18,504
2012	144,528
2013	145,338
Thereafter	2,056,395

Total	$2,818,634

11.   OUTSTANDING EXPOSURE

        The Company's insurance policies typically guarantee the scheduled payments of principal and interest on public finance and asset-backed (including credit derivatives in the insured portfolio) obligations. The gross amount of financial guaranties in force (principal and interest) was $833.9 billion at December 31, 2008 and $857.9 billion at December 31, 2007. The net amount of financial guaranties in force was $631.5 billion at December 31, 2008 and $622.9 billion at December 31, 2007.

        The Company seeks to limit its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance.

        Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities for asset-backed obligations are, in general, considerably shorter than the contractual maturities for such obligations. For asset-backed obligations, the full par outstanding for each insured risk is shown in the maturity category that corresponds to the legal final maturity of such risk:

Contractual Terms to Maturity of Net Par Outstanding of Insured Obligations(1)

	At December 31,
	2008		2007
Terms to Maturity	Public Finance	Asset-Backed	Public Finance	Asset-Backed
	(in millions)
0 to 5 years	$59,743	$36,803	$54,037	$42,714
5 to 10 years	64,224	29,186	58,719	34,858
10 to 15 years	59,443	17,818	53,738	19,332
15 to 20 years	46,735	737	44,446	2,644
20 years and above	76,274	33,131	71,767	44,087

Total	$306,419	$117,675	$282,707	$143,635

(1)
Includes related party insurance of $15,564 million and $19,885 million, as of December 31, 2008 and 2007, respectively, relating to GICs issued by the GIC Affiliates.

Contractual Terms to Maturity of Ceded Par Outstanding of Insured Obligations

	At December 31,
	2008		2007
Terms to Maturity	Public Finance	Asset-Backed	Public Finance	Asset-Backed
	(in millions)
0 to 5 years	$15,407	$6,224	$16,500	$7,211
5 to 10 years	17,555	6,829	17,895	7,808
10 to 15 years	18,270	2,722	19,617	1,664
15 to 20 years	16,810	119	19,143	1,857
20 years and above	34,721	2,432	42,635	3,420

Total	$102,763	$18,326	$115,790	$21,960

        The par outstanding of insured obligations in the public finance insured portfolio includes the following amounts by type of issue:

Summary of Public Finance Insured Portfolio(1)

	At December 31,
	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Issues	2008	2007	2008	2007	2008	2007
	(in millions)
Domestic obligations
General obligation	$155,249	$146,883	$30,186	$32,427	$125,063	$114,456
Tax-supported	73,718	69,534	18,272	19,453	55,446	50,081
Municipal utility revenue	63,516	57,975	13,175	13,610	50,341	44,365
Health care revenue	21,841	25,843	9,656	11,796	12,185	14,047
Housing revenue	9,310	9,898	1,876	2,187	7,434	7,711
Transportation revenue	32,493	29,189	11,189	11,782	21,304	17,407
Education/University	9,560	7,178	1,658	1,710	7,902	5,468
Other domestic public finance	2,858	2,773	677	900	2,181	1,873

Subtotal	368,545	349,273	86,689	93,865	281,856	255,408
International obligations	40,637	49,224	16,074	21,925	24,563	27,299

Total public finance obligations	$409,182	$398,497	$102,763	$115,790	$306,419	$282,707

(1)
Includes related party gross and net par outstanding of $187 million at December 31, 2008 and 2007.

        The par outstanding of insured obligations in the asset-backed insured portfolio includes the following amounts by type of collateral:

Summary of Asset-Backed Insured Portfolio

	At December 31,
	Gross Par Outstanding		Ceded Par Outstanding		Net Par Outstanding
Types of Collateral	2008	2007	2008	2007	2008	2007
	(in millions)
Domestic obligations
Residential mortgages	$19,453	$22,882	$2,401	$3,108	$17,052	$19,774
Consumer receivables(1)	6,946	12,647	907	1,076	6,039	11,571
Pooled corporate	63,764	69,317	8,861	10,110	54,903	59,207
Financial products(2)	15,253	19,468	—	—	15,253	19,468
Other domestic asset-backed	3,194	4,000	1,626	2,024	1,568	1,976

Subtotal	108,610	128,314	13,795	16,318	94,815	111,996
International obligations	27,391	37,281	4,531	5,642	22,860	31,639

Total asset-backed obligations	$136,001	$165,595	$18,326	$21,960	$117,675	$143,635

(1)
Includes $132 million and $246 million in gross par outstanding and $124 million and $230 million in net par outstanding relating to related party insurance at December 31, 2008 and 2007, respectively.

(2)
The GICs are issued by GIC Affiliates and are collateralized primarily by floating rate asset-backed securities, which consist of 56.6% non-agency RMBS.

        In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset- backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry diversification.

        The Company seeks to maintain a diversified portfolio of insured public finance obligations designed to spread its risk across a number of geographic areas. The following table sets forth those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured public finance securities:

Public Finance Insured Portfolio by Location of Exposure

	At December 31, 2008
	Number of Risks	Net Par Amount Outstanding(1)	Percent of Total Net Par Amount Outstanding	Ceded Par Amount Outstanding
	(dollars in millions)
Domestic obligations
California	1,121	$40,868	13.3%	$12,864
New York	775	23,158	7.5	10,220
Pennsylvania	894	20,537	6.7	4,488
Texas	826	19,525	6.4	4,604
Illinois	756	16,612	5.4	6,083
Florida	291	15,585	5.1	4,620
Michigan	639	13,093	4.3	2,157
New Jersey	659	12,509	4.1	6,063
Washington	344	10,225	3.3	3,754
Massachusetts	241	7,896	2.6	4,289
Ohio	452	7,242	2.4	1,678
Georgia	129	7,000	2.3	1,482
Indiana	300	6,674	2.2	1,199
All other U.S. locations	3,405	80,932	26.4	23,188

Subtotal	10,832	281,856	92.0	86,689
International obligations	173	24,563	8.0	16,074

Total	11,005	$306,419	100.0%	$102,763

(1)
Includes related party net par outstanding of $187 million at December 31, 2008.

12.   FEDERAL INCOME TAXES

        The Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48") as of January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes in an entity's financial statements pursuant to FASB Statement No. 109, "Accounting for Income Taxes" and provides thresholds for recognizing and measuring benefits of a tax position taken or expected to be taken in a tax return. Consequently, the Company recognizes tax benefits only on tax positions where it is "more likely than not" to prevail. There was no effect on the Company's statements of operations and comprehensive income from adopting FIN 48.

        Dexia Holdings, the Parent and the Company and its subsidiaries, except FSA International, file a consolidated federal income tax return. Under the terms of a tax-sharing agreement, each company pays taxes on a separate return basis.

        In addition, the Company and its subsidiaries or branches file separate tax returns in various states and local and foreign jurisdictions, including the United Kingdom, Japan, Mexico and Australia. With limited exceptions, the Company and its Subsidiaries are no longer subject to income tax examinations for its 2004 and prior tax years for U.S. federal, state and local, or non-U.S. jurisdictions.

        The cumulative balance sheet effects of deferred federal tax consequences are as follows:

Components of Deferred Tax Assets and Liabilities

	December 31,
	2008	2007
	(in thousands)
Loss and loss adjustment expense reserves	$367,632	$37,650
Deferred compensation	41,786	70,709
Unrealized capital losses	25,470	—
Derivative fair-value adjustments	710,954	109,817
Foreign currency transaction loss	73,538	72,960
Minority interest	—	2,257
Tax credits	15,731	—
Undistributed earnings	37,830	—
Other	5,294	3,109

Total deferred federal income tax assets	1,278,235	296,502

Deferred acquisition costs	(90,249)	(109,237)
Deferred premium revenue adjustments	(44,502)	(67,562)
Unrealized capital gains	—	(58,530)
Contingency reserves	—	(162,686)
Undistributed earnings	—	(5,340)
Minority interest	(341,534)	—
Other	(5,693)	(3,303)

Total deferred federal income tax liabilities	(481,978)	(406,658)

Net deferred federal income tax asset (liability)	$796,257	$(110,156)

        A valuation allowance is required when it is more likely than not that a portion or all of a deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset will depend on the Company's ability to generate sufficient taxable income of appropriate character (i.e. ordinary income versus capital gains) within the carryback and carryforward periods available under the tax law.

        The net deferred tax asset of $796 million at December 31, 2008 consists primarily of $368 million related to loss reserves, and $453 million related to mark to market on CDS, offset by other net liabilities. The Company's management has concluded that no valuation allowance is necessary based on the following analysis: The $368 million tax benefit from loss reserves and $453 million from CDS would be realizable against future ordinary income. Negative evidence includes the uncertainty of selling financial guaranty policies in the future as well as the stability of the Company's credit rating by the three principal rating agencies. However, the Company has substantial streams of future premium earnings from its in force insured portfolio, with the total aggregating to approximately $3.5 billion at December 31, 2008. Even with the uncertainty of future business and the stability of the Company's credit rating, future premium revenues, coupled with investment income less expenses, are expected to be more than sufficient to offset current incurred losses, including credit derivatives losses. The Company's loss reserves represent the discounted value of future claims. Therefore, the accretion of losses to the undiscounted future value has also been taken into consideration, and the Company does not anticipate any significant additional loss trends. The Company expects future accretion on loss reserves of about $410.2 million. In addition, except for true credit losses, mark-to-market losses from

CDS contracts will reverse over time. As the mark-to-market losses reverse, the deferred tax asset will also reverse. To the extent that true credit losses increase, the related mark-to-market losses will not fully reverse and the Company may not be able to offset such future losses against future ordinary income.

        The Company treats its CDS contracts as insurance contracts for U.S. tax purposes. The current federal tax treatment of CDS contracts is an unsettled area of tax law. Market participants are generally treating CDS contracts for tax purposes as either: (1) notional principal contract ("NPC") derivative instruments, (2) guarantees, (3) insurance contracts, or (4) capital assets. The Company believes that it is more likely than not that its CDS contracts are either NPC or insurance contracts. Both receipts and payments arising from NPC and insurance contracts are characterized as ordinary income (although a termination of a CDS contract as an NPC may be treated as a capital transaction). Although the Company believes it is properly treating potential losses on its CDS contracts as ordinary, there are no assurances that the Internal Revenue Service ("IRS") will agree with the Company. Should the IRS disagree with the Company and characterize such losses, if any, as capital losses, the Company's ability to realize a related tax asset would be more limited, possibly leading to a reduction or elimination of the related deferred tax asset.

        The Company recognized tax benefits of $3.7 million and $3.0 million for 2008 and 2007, respectively, from the expiration of the statute of limitations for the 2004 and 2003 tax years. Of the tax benefits, $0.6 million and $0.5 million were related benefits from the release of accrued interest for 2008 and 2007, respectively.

        A reconciliation of the effective tax rate (before minority interest and equity in earnings of unconsolidated affiliates) with the federal statutory rate follows:

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2008	2007	2006
Tax provision (benefit) at statutory rate	(35.0)%	(35.0)%	35.0%
Tax-exempt investments	(5.4)	(34.3)	(11.6)
Minority interest	(31.4)	6.2	3.6
Fair-value adjustment for CPS	(3.2)	—	—
Other	0.0	(1.1)	0.1

Provision (benefit) for income taxes	(75.0)%	(64.2)%	27.1%

        The current-year effective tax rate reflects significant mark to market income in FSA Global Funding debt that was not tax-effected. The prior-year effective tax rate reflects the lower ratio of tax-exempt interest income to year-to-date pre-tax loss due to the significant negative fair value adjustments.

        The total amount of unrecognized tax benefits at December 31, 2008 and December 31, 2007 was $14.5 million and $17.7 million, respectively. If recognized, the entire amount would favorably affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits as part of income taxes. For the years ended December 31, 2008 and 2007, the Company accrued $0.1 million benefit and $0.4 of expenses, respectively, related to interest and penalties. Cumulative interest and penalties of $1.4 and $1.5 million were accrued on the Company's balance sheet at

December 31, 2008 and December 31, 2007, respectively. A reconciliation of the beginning to ending unrecognized tax benefits follows:

Reconciliation of Unrecognized Tax Benefit

	Year Ended December 31,
	2008	2007
	(in thousands)
Balance at January 1, 2008	$17,680	$20,208
Reductions as a result of a lapse in the statute of limitations	(3,143)	(2,528)

Balance at December 31, 2008	$14,537	$17,680

        The Company believes that within the next 12 months, it is reasonably possible that unrecognized tax benefits for positions taken on previously filed tax returns will become recognized as a result of the expiration of statute of limitations for the 2005 tax year, which absent any extension, will close in September 2009.

13.   NOTES PAYABLE TO AFFILIATE

        The Company had $172.5 million of notes payable to GIC Affiliates at December 31, 2008 and $210.1 million at December 31, 2007. For the years ended December 31, 2008, 2007 and 2006 the Company recorded $12.1 million, $16.4 million and $20.1 million, respectively, of interest expense on the notes payable.

        Principal payments due under these notes for each of the next five years ending December 31 and thereafter are as follows:

Expected Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
(in thousands)
2009	$13,479
2010	6,975
2011	18,262
2012	23,879
2013	31,179
Thereafter	78,725

Total	$172,499

14.   EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

        The Company maintains both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of eligible employees. Contributions are based on a fixed percentage of employee compensation. Pension expense, which is funded annually, amounted to $5.9 million, $6.8 million and $6.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

        The Company has an employee retirement savings plan for the benefit of eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by Internal

Revenue Code Section 401(k). Contributions by the Company are discretionary, and none have been made.

Equity Participation Plans

        Through 2004, performance shares were awarded under the Parent's 1993 Equity Participation Plan (the "1993 Equity Plan"). The 1993 Equity Plan authorized the discretionary grant of performance shares by the Human Resources Committee to key employees. The amount earned for each performance share depends on the attainment of certain growth rates of adjusted book value as defined by the 1993 Equity Plan, and book value per outstanding share over specified three-year performance cycles.

        Performance shares issued prior to January 1, 2005 permitted the participant to elect, at the time of award, growth rates including or excluding realized and unrealized gains and losses on the Parent's consolidated investment portfolios. Performance shares issued after January 1, 2005 do not offer the option to include the impact of unrealized gains and losses on the investment portfolio. No payout occurs if the compound annual growth rate of the Parent's consolidated adjusted book value and book value per outstanding share over specified three-year performance cycles is less than 7%, and a 200% payout occurs if the compound annual growth rate is 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

        In 2004, the Company adopted the 2004 Equity Participation Plan (the "2004 Equity Plan"), which continues the incentive compensation program formerly provided under the Company's 1993 Equity Participation Plan. The 2004 Equity Plan provides for performance share units comprised 90% of performance shares (which provide for payment based upon the Parent's consolidated performance over two specified three-year performance cycles as described above) and 10% of shares of Dexia restricted stock. Performance shares have generally been awarded on the basis of two sequential three-year performance cycles, with one third of each award allocated to the first cycle, which commences on the date of grant, and two thirds of each award allocated to the second cycle, which commences one year after the date of grant. The Company recognizes expense ratably over the course of each three-year performance cycle. The total number of performance shares authorized under this plan was 3.3 million. At December 31, 2008, 2.3 million performance shares remained available for distribution.

        The Dexia restricted stock component is a fixed plan, where the Company purchases Dexia shares and establishes a prepaid expense for the amount paid, which is amortized over 2.5-year and 3.5-year vesting periods. In 2008 and 2007, FSA purchased shares that economically defeased its liability for $3.8 million and $4.7 million, respectively. These amounts are being amortized to expense over the employees' vesting periods. For the years ended December 31, 2008, 2007 and 2006, the after-tax amounts amortized into income were $2.7 million, $2.5 million and $1.7 million, respectively.

        Performance shares granted under the 1993 Equity Plan and 2004 Equity Plan are as follows:

Performance Shares

	Outstanding at Beginning of Year	Granted During the Year	Paid out During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Grant Date	Paid During the Year
							(in thousands)
2006	1,195,978	370,441	340,429	15,696	1,210,294	$139.22	$60,993
2007	1,210,294	306,368	364,510	37,550	1,114,602	145.61	61,872
2008	1,114,602	313,245	349,533	100,901	977,413	156.99	46,590

        At December 31, 2008, 276,842 outstanding performance shares were fully vested, with a value of $0. At December 31, 2008, the total compensation cost related to non-vested performance shares not yet recognized was $0.

        At December 31, 2007, 349,533 outstanding performance shares were fully vested, with a value of $46.6 million. These amounts were paid in the first quarter of 2008. At December 31, 2007, the total compensation cost related to non-vested performance shares not yet recognized was $130.2 million.

        The estimated final cost of these performance shares is accrued over the performance period. The after-tax benefit of $35.9 million for the year ended December 31, 2008 and expense of $35.7 million and $34.3 million, for the years ended December 31, 2008, 2007 and 2006, respectively, was recorded for the performance shares. In 2008, the accrual for performance shares was completely written off to reflect the Company's performance, resulting in a benefit to income.

        Awards of Dexia restricted stock remain restricted for an additional six months after the end of each vesting period. Shares of Dexia restricted stock purchased under the 2004 Equity Plan are as follows:

Dexia Restricted Stock Shares

	Outstanding at Beginning of Year	Purchased During the Year	Vested During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Purchase Date
2006	180,296	190,572	22,146	4,574	344,148	$24.17
2007	344,148	158,096	65,524	17,607	419,113	29.80
2008	419,113	248,886	178,449	50,170	439,380	23.61

15.   CREDIT DERIVATIVES IN THE INSURED PORTFOLIO

        The components of the net change in the fair value of credit derivatives are shown in the table below:

Summary of the Net Change in the Fair Value of Credit Derivatives

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements(1)	$126,891	$102,800	$87,200
Net unrealized gains (losses):
CDS:
Pooled corporate CDS:
Investment grade	(165,295)	(159,748)	21,034
High yield	(242,294)	(151,779)	8,057

Total pooled corporate CDS	(407,589)	(311,527)	29,091
Funded CLOs and CDOs	(226,530)	(288,762)	0
Other structured obligations	(77,939)	(35,474)	1,900

Total CDS	(712,058)	(635,763)	30,991
IR swaps and FG contracts with embedded derivatives	(32,905)	(6,846)	832

Subtotal	(744,963)	(642,609)	31,823

Net change in fair value of credit derivatives	$(618,072)	$(539,809)	$119,023

(1)
Includes amounts that in prior periods were classified as premiums earned.

        The fair value of credit derivatives is reported in the balance sheet as "other assets" or "other liabilities" based on the net gain or loss position with each counterparty. The unrealized component includes the market appreciation or depreciation of the derivative contracts, as discussed in Note 3.

Unrealized Gains (Losses) of the Credit Derivative Portfolio(1)

	At December 31,
	2008	2007
	(in thousands)
Pooled corporate CDS:
Investment grade	$(255,980)	$(116,175)
High yield(2)	(374,249)	(144,419)

Total pooled corporate CDS	(630,229)	(260,594)
Funded CLOs and CDOs	(478,904)	(263,422)
Other structured obligations(2)	(108,841)	(32,954)

Total CDS	(1,217,974)	(556,970)
IR swaps and FG contracts with embedded derivatives(2)	(38,386)	(6,027)

Total net credit derivatives	$(1,256,360)	$(562,997)

  (1)
  Upon the adoption of SFAS 157, $40.9 million pre-tax, or $26.6 million after tax, was recorded as an adjustment to beginning retained earnings related to credit derivatives.

  (2)
  Two insured CDS and five NIM securitizations had credit impairment totaling $152.4 million in 2008.

        Prior to the adoption of SFAS 157 on January 1, 2008 (the "Adoption Date"), the Company followed EITF 02-03. Under EITF 02-03, the Company was prohibited from recognizing a profit at the inception of its CDS contracts (referred to as "day one" gains) because the fair value of those derivatives is based on a valuation technique that incorporated unobservable inputs. Accordingly, the Company deferred approximately $40.9 million pre-tax of day one gains related to the fair value of CDS contracts purchased that were not permitted to be recognized under EITF 02-03. As SFAS 157 nullified the guidance in EITF 02-03, the Company recognized a transition adjustment totaling $40.9 million of previously deferred day one gains (pre-tax) in beginning retained earnings on the Adoption Date. See Note 3 for further discussion of the Company's adoption of SFAS 157.

        The negative fair-value adjustments for the year ended December 31, 2008 were a result of continued widening of credit spreads in the insured CDS portfolio, offset in part by the positive income effects of the Company's own credit spread widening. Despite the structural protections associated with CDS contracts written by FSA, the significant widening of credit spreads on pooled corporate CDS and funded CDOs and CLOs, as with other structured credit products, resulted in a decline in the fair value of these contracts compared with December 31, 2007.

        As the fair value of a CDS contract incorporates all the remaining future payments to be received over the life of the CDS contract, the fair value of that contract will change, in part, solely from the passage of time as fees are received.

        The Company's typical CDS contract is different from CDS contracts entered into by parties that are not financial guarantors because:

  •
  CDS contracts written by FSA are neither held for trading purposes (i.e., a short-term duration contract written for the purpose of generating trading gains) nor used as hedging instruments. Instead, they are written with the intent to provide protection for the stated duration of the contract, similar to the Company's intent with regard to a financial guaranty contract.

  •
  FSA is not entitled to terminate its CDS contracts and realize a profit on a position that is "in the money." A counterparty to a CDS contract written by FSA generally is not able to force FSA to terminate a CDS contract that is "out of the money."

  •
  The liquidity risk present in most CDS contracts sold outside the financial guaranty industry (i.e., the risk that the CDS writer would be required to make cash payments) is not present in a CDS contract sold by a financial guarantor. Terms of the CDS contracts are designed to replicate the payment provisions of financial guaranty contracts in that (a) losses, if any, are generally paid over time subject to market value termination payments generally due in the event of insurer insolvency, and (b) the financial guarantor is not required to post collateral to secure its obligation under the CDS contract.

        CDS contracts in the asset-backed portfolio represent 71.2% of total asset-backed par outstanding. The Company has grouped CDS contracts by major category of underlying instrument for purposes of internal risk management and external reporting. The tables below summarize the credit rating, net par outstanding and remaining weighted average lives for the primary components of the Company's CDS portfolio. Net par outstanding in the table below is also included in the tables in Note 11.

 Selected Information for CDS Portfolio

	At December 31, 2008
	Credit Ratings
								Remaining Weighted Average Life
	Triple-A*(1)	Triple-A		Double-A	Other Investment Grades(2)	Below Investment Grade(3)	Net Par Outstanding(4)
							(in millions)	(in years)
Pooled Corporate CDS:
Investment grade	100%	—%		—%	—%	—%	$17,464	4.1
High yield	41	54		—	—	5	15,467	2.4
Funded CDOs and CLOs	27	65	(5)	7	1	—	31,681	2.6
Other structured obligations(6)	53	11	(5)	8	27	1	8,272	2.6

Total	50	41		4	4	1	$72,884	2.9

	At December 31, 2007
	Credit Ratings
								Remaining Weighted Average Life
	Triple-A*(1)	Triple-A		Double-A	Other Investment Grades(2)	Below Investment Grade	Net Par Outstanding(4)
							(in millions)	(in years)
Pooled Corporate CDS:
Investment grade	91%	1%		8%	—%	—%	$22,883	4.1
High yield	95	—		—	5	—	14,765	3.3
Funded CDOs and CLOs	28	72	(5)	—	—	—	33,000	3.4
Other structured obligations(6)	62	36	(5)	1	1	—	13,529	2.1

Total	62	34		3	1	—	$84,177	3.4

(1)
Triple-A*, also referred to as "Super Triple-A," indicates a level of first-loss protection generally exceeding 1.3 times the level required by a rating agency for a Triple-A rating.

(2)
Various investment grades below Double-A minus.

(3)
Amount includes two CDS contracts with Triple-C underlying ratings. These two risks incurred economic losses at December 31, 2008.

(4)
Net par outstanding represents the net maximum potential amount of future payments which the Company could be required to make.

(5)
Amounts include transactions previously wrapped by other monolines.

(6)
Primarily infrastructure obligations and European mortgage-backed securities. Also includes $375.2 million and $421.4 million at December 31, 2008 and 2007, respectively, in U.S. RMBS net par outstanding. All U.S. RMBS exposures were rated Triple-B or higher. Includes certain pooled corporate obligations.

16.   VARIABLE INTEREST ENTITIES SEGMENT DERIVATIVE INSTRUMENTS

        The Company enters into derivative contracts to manage interest rate and foreign currency exposure in its VIE segment debt and VIE Segment Investment Portfolio.

        As a result of market interest rate fluctuations, fixed-rate assets and liabilities appreciate or depreciate in market value. Gains or losses on the derivative instruments that are linked to the fixed-rate assets and liabilities being hedged are expected to substantially offset this unrealized appreciation or depreciation relating to the risk being hedged.

        The Company uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities. Gains or losses on the derivative instruments that are linked to the foreign currency denominated assets or liabilities being hedged are expected to substantially offset this variability.

        In order for a derivative to qualify for hedge accounting, it must be highly effective at reducing the risk associated with the exposure being hedged. In order for a derivative to be designated as a hedge, there must be documentation of the risk management objective and strategy, including identification of the hedging instrument, the hedged item and the risk exposure, and how effectiveness is to be assessed prospectively and retrospectively. To assess effectiveness, the Company uses analysis of the sensitivity of fair values to changes in the risk being hedged, as well as dollar value comparisons of the change in the fair value of the derivative to the change in the fair value of the hedged item that is attributable to the risk being hedged. The extent to which a hedging instrument has been and is expected to continue to be effective at achieving offsetting changes in fair value must be assessed and documented at least quarterly. Any ineffectiveness must be reported in current-period earnings. If it is determined that a derivative is not highly effective at hedging the designated exposure, hedge accounting is discontinued.

        An effective fair-value hedge is defined as one whose periodic change in fair value is 80% to 125% correlated with the change in fair value of the hedged item. The difference between a perfect hedge (i.e., the change in fair value of the hedge and hedged item offset one another so that there is zero effect on the consolidated statements of operations and comprehensive income, referred to as being "100% correlated") and the actual correlation within the 80% to 125% effectiveness range is the ineffective portion of the hedge. A failed hedge is one whose correlation falls outside of the 80% to 125% effectiveness range.

        The net loss related to the ineffective portion of the Company's fair-value hedges including changes in fair value of hedging instruments related to the passage of time, which was excluded from the assessment of hedge ineffectiveness, was $49 thousand in 2007. For 2008, this measure is not meaningful as substantially all assets in fair value hedging relationships have been recorded in the statement of operations and comprehensive income as OTTI.

        The inception-to-date net unrealized gain on derivatives (excluding accrued interest and collateral) in the VIE segment of $206.2 million and $474.4 million at December 31, 2008 and 2007, respectively, is recorded in "other assets" or "other liabilities," as applicable.

Changes in Hedge Accounting Designations

        As of January 1, 2008, the Company adopted SFAS 159 and elected the fair value option for certain fixed-rate liabilities in the VIE segment debt portfolio, as described in Note 4. The fair value option allows the fair value adjustment on these liabilities to be recorded in earnings without hedge documentation and effectiveness testing requirements prescribed under SFAS 133. However, when the fair value option is elected, the fair value adjustment of liabilities must incorporate all components of fair value, including valuation adjustments related to the reporting entity's own credit risk. Under hedge accounting, only the component of fair value attributable to the hedged risk (i.e. interest rate risk) was recorded in earnings.

        As of January 1, 2008, fixed-rate assets in the available-for-sale VIE Segment Investment Portfolio that were economically hedged with interest rate swaps were designated in fair value hedging relationships. Prior to January 1, 2008, changes in the fair value of these economically hedged assets were recorded in "accumulated other comprehensive income," whereas the corresponding changes in fair value of the related hedging instrument were recorded in earnings. Under fair value hedge accounting, the fair value adjustments related to the hedged risk are recorded in earnings and adjust the amortized cost basis of the related assets. The interest and fair value adjustments on the derivatives and the interest income and fair value adjustment on the assets attributable to the hedged interest rate risk are recorded in "net interest income from variable interest entities segment" in the consolidated statements of operations and comprehensive income, thereby offsetting each other and reflecting economic inefficiency on the hedging relationship in earnings. The Company does not seek to apply hedge accounting to all of its economic hedges.

17.   MINORITY INTEREST IN FSA GLOBAL

        All equity and net income of the VIEs are shown as minority interest. The VIEs are consolidated into all applicable captions of the consolidated financial statements under FASB Interpretation 46(R), "Consolidation of Variable Interest Entities."

18.   REINSURANCE

        The Company obtains reinsurance to increase its policy-writing capacity on both an aggregate-risk and a single-risk basis; to meet rating agency, internal and state insurance regulatory limits; to diversify risk; to reduce the need for additional capital; and to strengthen financial ratios. The Company reinsures portions of its risks with affiliated (see Note 25 for more information) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis.

        Reinsurance does not relieve the Company of its obligations to policyholders. In the event that any or all of the reinsuring companies are unable to meet their obligations, or contest such obligations, the Company may be unable to recover amounts due. A number of FSA's reinsurers are required to pledge collateral to secure their reinsurance obligations to FSA in an amount equal to their statutory unearned premium, loss and contingency reserves associated with the ceded business. FSA requires collateral from reinsurers primarily to (a) receive statutory credit for the reinsurance, (b) provide liquidity to FSA in the event of claims on the reinsured exposures, and (c) enhance rating agency credit for the reinsurance.

        Amounts of ceded and assumed business were as follows:

Summary of Reinsurance

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Written premiums ceded	$32,176	$273,255	$275,175
Written premiums assumed	1,848	5,015	10,793
Earned premiums ceded	139,625	146,900	141,232
Earned premiums assumed	14,331	5,226	3,356
Losses and loss adjustment expense payments ceded	214,833	5,052	3,486
Losses and loss adjustment expense payments assumed	694	13	8

	At December 31,
	2008	2007
	(in thousands)
Principal outstanding ceded	$121,089,257	$137,749,095
Principal outstanding assumed	6,152,541	4,433,549
Deferred premium revenue assumed	17,604	30,087
Losses and loss adjustment expense reserves assumed	—	579

        The Company cedes approximately 23% of its gross par insured to a diversified group of reinsurers, including other monolines. Based on ceded par outstanding at December 31, 2008, 56.1% of FSA's reinsurers were rated Double-A- or higher at March 13, 2009. Some are still under review by rating agencies. The Company's reinsurance contracts generally allow the Company to recapture ceded business after certain triggering events, such as reinsurer downgrades. Included in the table below is $12,099 million in ceded par outstanding related to insured CDS.

Reinsurance Recoverable and Ceded Par Outstanding by Reinsurer and Ratings

	Ratings at March 13, 2009				At December 31, 2008
Reinsurer	Moody's Reinsurer Rating		S&P Reinsurer Rating		Reinsurance Recoverable	Ceded Par Outstanding	Ceded Par Outstanding as a % of Total
	(dollars in millions)
Assured Guaranty Re Ltd.	Aa3		AA		$82.5	$32,843	27%
Tokio Marine and Nichido Fire Insurance Co., Ltd.	Aa2	(1)	AA	(1)	133.6	31,481	26
Radian Asset Assurance Inc.	Ba1		BBB+		37.2	24,449	20
RAM Reinsurance Co. Ltd.	Baa3		A+		22.3	11,930	10
Syncora Guarantee Inc.	Ca		CC		—	4,135	4
Swiss Reinsurance Company	A1		A+		11.0	4,098	3
R.V.I. Guaranty Co., Ltd.	Baa3		A-		—	4,109	3
Mitsui Sumitomo Insurance Co. Ltd.	Aa3		AA	(1)	8.9	2,658	2
CIFG Assurance North America Inc.	Ba3		BB		17.9	1,901	2
Ambac Assurance Corporation	Baa1		A		0.2	1,075	1
Other(2)	Various		Various		1.0	2,410	2
Valuation allowance	N/A		N/A		(12.5)	—	—

Total					$302.1	$121,089	100%

(1)
The Company has structural collateral agreements satisfying the Triple-A credit requirement of S&P and/or Moody's.

(2)
Includes a credit-linked note issuer that is fair valued as part of the Company's credit derivative portfolio.

        In 2008, $28.5 million of net premiums earned resulted from commutations or cancellations of reinsurance contracts. The largest such transactions were with SGR and Bluepoint Re. Limited ("Bluepoint").

        In July 2008, the Company agreed to re-assume all reinsurance ceded to SGR, which consisted of $8.4 billion in outstanding par, in exchange for the June 30, 2008 statutory basis ceded unearned premium, net of its applicable ceding commission, any case basis reserves established at that date and a $35.0 million commutation premium. The Company agreed to cede a portion of this business, approximately $6.4 billion of outstanding par with no outstanding case basis reserves, to Syncora Guarantee Inc. ("SGI") (formerly XL Capital Assurance), an affiliate of SGR, as of the re-assumption date. Ceded net unearned premiums and future ceded case reserves are secured by collateral then held in a trust. Since SGI was an affiliate of SGR, the Company did not consider the portion of the business bought back from SGR and subsequently ceded to SGI as commuted and as a result did not record any commutation gain on that portion of the business. The Company recorded a commutation gain of $10.0 million on the business it retained, which was recorded in "other income" in the statement of operations and comprehensive income. In 2008, $14.8 million of earned premium related to this commutation.

        In September 2008, FSA agreed to re-assume a portion of the business it ceded to SGI in July for the statutory basis ceded unearned premium, net of its applicable ceding commissions. This resulted in a commutation gain of $10 million, which was recorded in other income in the statement of operations and comprehensive income. In 2008, $1.5 million of earned premium related to this commutation.

        Due to a liquidation order against Bluepoint, the Company is treating all reinsurance ceded to Bluepoint as cancelled as of the August 29, 2008 date of the liquidation order. Subsequent to September 30, 2008, in accordance with guidance obtained from the New York Insurance Department, the Company drew down from collateral maintained in trust by Bluepoint an amount equal to the net statutory basis unearned premium and case basis reserves and, as a result, the Company was able to take credit for such balances. In 2008, $9.4 million of earned premium related to this commutation.

19.   OTHER ASSETS

        The detailed balances that comprise other assets at December 31, 2008 and 2007 are as follows:

Other Assets

	At December 31,
	2008	2007
	(in thousands)
Other assets:
VIE other invested assets	$304,598	$301,599
Tax and loss bonds	—	153,844
Accrued interest in VIE segment investment portfolio	10,443	14,333
Accrued interest income on general investment portfolio	70,465	63,317
Salvage and subrogation recoverable	10,431	39,669
CPS at fair value	100,000	—
Other assets	146,528	109,830

Total other assets	$642,465	$682,592

20.   COMMITMENTS AND CONTINGENCIES

Leases

        Effective June 2004, the Company entered into a 21-year sublease agreement with Deutsche Bank AG for office space at 31 West 52nd Street, New York, New York to be used as the Company's headquarters. The Company moved to this space in June 2005. The lease contains scheduled rent increases every five years after a 19-month rent-free period, as well as lease incentives for initial construction costs of up to $6.0 million, as defined in the sublease. The lease contains provisions for rent increases related to increases in the building's operating expenses. The lease also contains a renewal option for an additional ten-year period, and an option to rent additional office space at various points in the future, in each case at then-current market rents. In addition, the Company and its Subsidiaries lease additional office space under non-cancelable operating leases, which expire at various dates through 2013.

 Future Minimum Rental Payments

Year	At December 31, 2008
(in thousands)
2009	$9,076
2010	8,720
2011	8,439
2012	8,444
2013	8,144
Thereafter	96,009

Total	$138,832

        Rent expense was $9.5 million in 2008, $8.9 million in 2007 and $9.4 million in 2006.

Insured Portfolio

        In connection with its financial guaranty business, the Company had outstanding commitments to provide guarantees of $4,639.4 million at December 31, 2008. These commitments are typically short term and principally relate to primary and secondary public finance debt issuances. Commitments are contingent on the satisfaction of all conditions set forth in the contract. These commitments may expire unused or be cancelled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Legal Proceedings

        The entitlements of the Chief Executive Officer and the President of the Company under their employment agreements with the Parent are in dispute.

        In November 2006, (i) the Parent received a subpoena from the Antitrust Division of the U.S. Department of Justice issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives and (ii) the Company received a subpoena from the SEC related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives. Pursuant to the subpoenas the Parent has furnished to the DOJ and SEC records and other information with respect to the Parent's municipal GIC business. On February 4, 2008, the Parent received a "Wells Notice" from the staff of the Philadelphia Regional Office of the SEC relating to the foregoing matter. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against the Parent, alleging violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 10b-5 thereunder and Section 17(a) of the Securities Act of 1933, as amended. The Parent has had ongoing discussions with the DOJ and the SEC. The ultimate loss that may arise from these investigations is uncertain.

        During 2008 nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 ("MDL 1950").

        Five of these cases name both the Parent and the Company: (a) Hinds County, Mississippi v. Wachovia Bank, N.A. (filed on or about March 13, 2008); (b) Fairfax County, Virginia v. Wachovia Bank, N.A. (filed on or about March 12, 2008); (c) Central Bucks School District, Pennsylvania v. Wachovia Bank N.A. (filed on or about June 4, 2008); (d) Mayor & City Counsel of Baltimore, Maryland v. Wachovia Bank N.A. (filed on or about July 3, 2008); and (e) Washington County, Tennessee v. Wachovia Bank N.A. (filed on or about July 14, 2008). Four of the cases name only the Parent and also allege that the defendants violated state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (a) City of Oakland, California v. AIG Financial Products Corp. (filed on or about April 23, 2008); (b) County of Alameda, California v. AIG Financial Products Corp. (filed on or about July 8, 2008); (c) City of Fresno, California v. AIG Financial Products Corp. (filed on or about July 17, 2008); and (d) Fresno County Financing Authority v. AIG Financial Products Corp. (filed on or about December 24, 2008).

        Interim lead counsel for the MDL 1950 plaintiffs filed a Consolidated Class Action Complaint ("Consolidated Complaint") in August 2008 alleging violations of the federal antitrust laws. Defendants filed motions to dismiss the Consolidated Complaint. The MDL 1950 court has determined that it will handle federal claims alleged in the Consolidated Complaint before addressing state claims. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees and other costs. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        The Parent and the Company also are named in five non-class actions originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry:

  (a)
  City of Los Angeles v. Bank of America, N.A. (filed on or about July 23, 2008 in the Superior Court of the State of California in and for the County of Los Angeles, Case No. BC 394944, removed to the U.S. District Court for the Central District of California ("C.D. Cal.") as Case No. 2:08-cv-5574, transferred to S.D.N.Y. as Case No. 1:08-cv-10351);

  (b)
  City of Stockton v. Bank of America, N.A. (filed on or about July 23, 2008 in the Superior Court of the State of California in and for the County of San Francisco, Case No. CGC-08-477851, removed to the N.D. Cal. as Case No. 3:08-cv-4060, transferred to S.D.N.Y. as Case No. 1:08-cv-10350);

  (c)
  County of San Diego v. Bank of America, N.A. (filed on or about August 28, 2008 in the Superior Court of the State of California in and for the County of Los Angeles, Case No. SC 99566, removed to C.D. Cal. as Case No. 2:08-cv-6283, transferred to S.D.N.Y. as Case No. 1:09-cv-1195);

  (d)
  County of San Mateo v. Bank of America, N.A. (filed on or about October 7, 2008 in the Superior Court of the State of California in and for the County of San Francisco, Case No. CGC-08-480664, removed to N.D. Cal. as Case No. 3:08-cv-4751, transferred to S.D.N.Y. as Case No. 1:09-cv-1196); and

  (e)
  County of Contra Costa v. Bank of America, N.A. (filed on or about October 8, 2008 in the Superior Court of the State of California in and for the County of San Francisco, Case No.

    CGC-08-480733, removed to N.D. Cal. as Case No. 4:08-cv-4752, transferred to S.D.N.Y. as Case No. 1:09-cv-1197).

        These cases have been transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        The Parent and the Company have received various regulatory inquiries and requests for information regarding a variety of subjects. These include subpoenas duces tecum and interrogatories from the State of Connecticut Attorney General and the Attorney General of the State of California related to antitrust concerns associated with the methodologies used by rating agencies for determining the credit rating of municipal debt, including a proposal by Moody's to assign corporate equivalent ratings to municipal obligations, and communications with rating agencies. The Parent and the Company are in the process of satisfying such requests. The Company may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

        In December 2008 and January 2009, the Comapny and various other financial guarantors were named in three complaints filed in the Superior Court, San Francisco County: (a) City of Los Angeles Department of Water and Power v. Ambac Financial Group et. al (filed on or about December 31, 2008), Case No. CG-08-483689; Sacramento Municipal Utility District v. Ambac Financial Group et. al (filed on or about December 31, 2008), Case No. CGC-08-483691; and (c) City of Sacramento v. Ambac Financial Group Inc. et. al (filed on or about January 6, 2009), Case No. CGC-09-483862. These complaints alleged participation in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance and participation in risky financial transactions in other lines of business that damaged each bond insurer's financial condition (thereby undermining the value of each of their guaranties), and a failure to adequately disclose the impact of those transactions on their financial condition. These latter allegations form the predicate for five separate causes of action against each of the Insurers: breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligence, and negligent misrepresentation. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.

        In August 2008 a number of financial institutions and other parties, including FSA, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County's problems meeting its debt obligations on its $3.2 billion sewer debt: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed on or about August 8, 2008 in the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County's debt. The complaint in this lawsuit seeks unspecified monetary damages, interest, attorneys' fees and other costs. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit. The Company was also named as a defendant in a second civil action regarding Jefferson County, Alabama, but was dismissed from such action in January 2009.

        There are no other material legal proceedings pending to which the Company is subject.

21.   DIVIDENDS AND CAPITAL REQUIREMENTS

        FSA's ability to pay dividends depends on FSA's financial condition, results of operations, cash requirements, rating agency capital adequacy and other related factors, and is also subject to restrictions contained in the insurance laws and related regulations of New York and other states.

Under the insurance laws of the State of New York, FSA may pay dividends out of earned surplus, provided that, together with all dividends declared or distributed by FSA during the preceding 12 months, the dividends do not exceed the lesser of (a) 10% of policyholders' surplus as of its last statement filed with the Superintendent of Insurance of the State of New York (the "New York Superintendent") or (b) adjusted net investment income during this period. FSA paid dividends of $30.0 million in 2008, no dividends in 2007 and $140.0 million in 2006. Based upon FSA's statutory statements for December 31, 2008, the maximum amount normally available for payment of dividends by FSA without regulatory approval over the following 12 months would be approximately $62.0 million, subject to certain limitations.

        In lieu of dividends, FSA may repurchase shares of its common stock from shareholders, subject to the New York Superintendent's approval. The New York Superintendent has approved the repurchase by the Company of up to $500.0 million of its shares from the Parent through December 31, 2008. The Company repurchased $70.0 million of its common stock during the first six months of 2008, and retired the shares. As the amounts paid for repurchases may not exceed cumulative statutory earnings from January 1, 2006 through the end of the quarter prior to the repurchase, the Company was unable to make repurchases during the third and fourth quarter of 2008. In 2007 and 2006, the Company repurchased $180.0 million and $100.0 million of shares of its common stock, respectively, from FSA Holdings and retired such shares.

        At December 31, 2007, the Company repaid its entire surplus note obligation of $108.9 million to its Parent. In addition, the Parent forgave all interest expense for 2007, which totaled $5.0 million, including $3.6 million already paid by the Company and $1.4 million of accrued interest. The Parent recontributed to the Company the proceeds from the repayment of the surplus note plus the amount of interest expense already paid. All surplus note transactions were approved by the New York Superintendent. The Company paid interest of $5.4 million in 2006.

        In 2008, Dexia Holdings contributed $1,012.1 million of capital to the Parent, which included $4.3 million contributed by a liquidation of program shares and phantom shares held by directors. In the first quarter of 2008, the Parent contributed capital to FSA of $500 million. In the third quarter of 2008, FSA issued a non-interest bearing surplus note with no term to its Parent in exchange for $300 million, which due to the terms of the agreement is recorded as capital.

22.   CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

        The Company has a credit arrangement aggregating $150.0 million provided by commercial banks and intended for general application to insured transactions. If the Company is downgraded below Aa3 by Moody's and AA- by S&P, the lenders may terminate the commitment, and the commitment commission becomes due and payable. If the Company is downgraded below Baa3 by Moody's and BBB- by S&P, any outstanding loans become due and payable. At December 31, 2008, there were no borrowings under this arrangement, which expires on April 21, 2011.

        The Company has a standby line of credit in the amount of $350.0 million with a group of international banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $350.0 million or the average annual debt service of the covered portfolio multiplied by 5.00%, which amounted to $1,612.0 million at December 31, 2008. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term expiring on April 30, 2015. The rating downgrade of FSA by Moody's to Aa3 in November 2008 resulted in an increase to the commitment fee. No amounts have been utilized under this commitment at December 31, 2008.

        In June 2003, $200.0 million of CPS, money market committed preferred trust securities, were issued by trusts created for the primary purpose of issuing the CPS, investing the proceeds in high-quality commercial paper and providing the Company with put options for issuing to the trusts non-cumulative redeemable perpetual preferred stock (the "Preferred Stock") of the Company. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days at which time investors submit bid orders to purchase CPS. If the Company were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to the Company in exchange for Preferred Stock of the Company. The Company pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate will be subject to a maximum rate of 200 basis points above LIBOR for the next succeeding distribution period. Beginning in August 2007, the CPS required the maximum rate for each of the relevant trusts. The Company continues to have the ability to exercise its put option and cause the related trusts to purchase the Company Preferred Stock. The cost of the facility was $4.9 million, $1.8 million and $1.0 million for 2008, 2007 and 2006, respectively, and was recorded within other operating expenses. The trusts are vehicles for providing the Company access to new capital at its sole discretion through the exercise of the put options. The Company does not consider itself to be the primary beneficiary of the trusts because it does not retain the majority of the residual benefits or expected losses.

        Certain notes held by FSA Global contain provisions that could extend the stated maturities of those notes. To ensure FSA Global will have sufficient cash flow to repay its own debt issuances that relate to such notes, it entered into several liquidity facilities with Dexia for $419.4 million. Certain notes held by FSA Global benefit from a liquidity facility with XL Insurance Ltd. for $341.5 million.

23.   SEGMENT REPORTING

        The Company operates in two business segments: financial guaranty and variable interest entities. The financial guaranty segment is primarily in the business of providing financial guaranty insurance on public finance obligations. Historically it also provided financial guaranty insurance on asset-backed obligations. The VIE segment includes the VIEs' operations. See Note 1 for a description of each segment's business. The following tables summarize the financial information by segment as of and for the years ended December 31, 2008, 2007 and 2006:

Financial Information Summary by Segment

	For the Year Ended December 31, 2008
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$167,648	$1,117,318	$—	$1,284,966
Intersegment	2,663	—	(2,663)	—
Expenses:
External	(2,248,455)	(132,395)	—	(2,380,850)
Intersegment	—	(2,663)	2,663	—

Income (loss) before income taxes	(2,078,144)	982,260	—	(1,095,884)
Minority interest	—	(982,260)	—	(982,260)
GAAP income to operating earnings adjustments	431,938	—	—	431,938

Pre-tax segment operating earnings (losses)	(1,646,206)	—	—	(1,646,206)

Segment assets	$9,172,500	$2,427,642	$(7)	$11,600,135

	For the Year Ended December 31, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$98,230	$248,612	$—	$346,842
Intersegment	3,002	—	(3,002)	—
Expenses:
External	(229,064)	(273,334)	—	(502,398)
Intersegment	—	(3,002)	3,002	—

Income (loss) before income taxes	(127,832)	(27,724)	—	(155,556)
Minority interest	—	27,656	—	27,656
GAAP income to operating earnings adjustments	628,955	—	—	628,955

Pre-tax segment operating earnings (losses)	501,123	(68)	—	501,055

Segment assets	$7,429,956	$2,746,471	$360	$10,176,787

	For the Year Ended December 31, 2006
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Revenues:
External	$714,085	$250,535	$—	$964,620
Intersegment	3,584	—	(3,584)	—
Expenses:
External	(201,705)	(295,335)	—	(497,040)
Intersegment	—	(3,584)	3,584	—

Income (loss) before income taxes	515,964	(48,384)	—	467,580
Minority interest	—	48,660	—	48,660
GAAP income to operating earnings adjustments	(1,823)	—	—	(1,823)

Pre-tax segment operating earnings (losses)	514,141	276	—	514,417

Segment assets	$6,956,967	$3,212,845	$—	$10,169,812

Reconciliations of Segments' Pre-Tax Operating Earnings (Losses) to Net Income (Loss)

	For the Year Ended December 31, 2008
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pre-tax operating earnings (losses)	$(1,646,206)	$—	$—	$(1,646,206)
Operating earnings to GAAP income adjustments	(431,938)	—	—	(431,938)
Tax (provision) benefit				822,301

Net income (loss)				$(1,255,843)

	For the Year Ended December 31, 2007
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pre-tax operating earnings (losses)	$501,123	$(68)	$—	$501,055
Operating earnings to GAAP income adjustments	(628,955)	—	—	(628,955)
Tax (provision) benefit				99,823

Net income (loss)				$(28,077)

	For the Year Ended December 31, 2006
	Financial Guaranty	Variable Interest Entities	Intersegment Eliminations	Total
	(in thousands)
Pre-tax operating earnings (losses)	$514,141	$276	$—	$514,417
Operating earnings to GAAP income adjustments	1,823	—	—	1,823
Tax (provision) benefit				(126,739)

Net income (loss)				$389,501

        The intersegment revenues and expenses relate to premiums paid by FSA Global on FSA-insured notes.

        GAAP income to operating earnings adjustments are primarily comprised of fair-value adjustments deemed to be non-economic. Such adjustments relate to (1) non-economic fair-value adjustments for credit derivatives in the insured portfolio, (2) non-economic fair-value adjustments for instruments with economically hedged risks and (3) fair-value adjustments attributable to the Company's own credit risk. Management believes that by making such adjustments the measure more closely reflects the underlying economic performance of segment operations.

Net Premiums Earned by Geographic Distribution

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
United States	$342,697	$307,507	$293,475
International	77,642	54,115	43,403

Total premiums	$420,339	$361,622	$336,878

24.   NON-CASH TRANSACTION

        In a non-cash transaction, FSA Global exercised collateral calls under various swap agreements to reduce swap counterparty exposure. Cash collateral from the swap counterparties totaling $194.3 million and $76.5 million in 2008 and 2007, respectively were deposited directly into the GIC Affiliates, which, in turn, issued a GIC of equal values to FSA Global.

        In connection with repayment of its entire surplus note obligation of $108.9 million to its Parent, FSA Holdings forgave all interest expense for 2007 which included $1.4 million of accrued interest expense.

        The Company received no tax benefit in 2008 and 2007 and received tax benefits of $1.1 million in 2006, by utilizing its Parent's losses. This amount was recorded as a capital contribution.

25.   RELATED PARTY TRANSACTIONS

        The Company enters into various related party transactions, primarily with Dexia, and, until mid-2008, SGR. The primary related party transactions during 2008 between the Company and Dexia are as follows:

  •
  The Company enters into transactions with various affiliates of Dexia in which Dexia acts as the counterparty in swap contracts, primarily in the VIE segment. The interest income and expense as well as the fair-value adjustments for those derivative contracts are recorded in the statement of operations and comprehensive income.

  •
  Dexia acts as intermediary in certain CDS transactions. The premiums earned and fair-value adjustments related to those contracts are recorded in the consolidated statements of operations and comprehensive income.

  •
  The Company has debt issued to Dexia and records related interest expense in the consolidated statements of operations and comprehensive income and accrued interest expense on the balance sheet.

  •
  The Company has loans receivable from Dexia recorded in other assets.

  •
  The Company leases premises from Dexia outside the United States.

  •
  The Company maintains certain lines of credit with Dexia affiliates.

  •
  The Company files consolidated tax returns with DHI.

  •
  The Company charges DHI for administrative and shared service expenses.

  •
  FSA Global maintains liquidity facilities with Dexia aggregating $419.4 million.

        SGR had an equity interest in FSA International until 2005, at which time the Company repurchased shares in FSA International held by SGR. The Company had a preferred stock investment in SGR until third quarter of 2008. The primary related party transactions with SGR are as follows.

  •
  Business is ceded to SGR under various reinsurance contracts.

  •
  The Company received dividends on its preferred stock investment in SGR until mid-2008, which was recorded in the consolidated statements of operations and comprehensive income.

        The table below summarizes amounts included in the financial statement captions resulting from various types of transactions executed with related parties as well as outstanding exposures with related parties:

Amounts Reported for Related Party Transactions
in the Consolidated Balance Sheets

	At December 31,
	2008	2007
	(in thousands)
Dexia(1)
VIE segment investment portfolio	$537	$252
VIE segment derivatives	79,825	273,452
Other assets	31,353	31,328
Deferred premium revenue	(2,541)	(2,839)
VIE segment debt	(9,400)	(199,739)
Net credit derivatives at fair value	(226,973)	(66,072)
Other liabilities	(2,721)	(2,349)
Exposure:
Gross par outstanding	14,498,129	18,234,174
SGR(2)
Prepaid reinsurance	N/A	132,560
Reinsurance recoverable for unpaid losses	N/A	10,172
Investment in SGR	—	39,000
GIC Affiliates(3)
Guaranteed investment contracts from GIC Affiliates at fair value	801,547	639,950
Other assets	282,197	282,645
VIE segment debt	(25,000)	(25,000)
Other liabilities	(161)	(224)

 Amounts Reported for Related Party Transactions
in the Consolidated Statements of Operations and Comprehensive Income

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands)
Dexia(1)
Gross premiums earned	$2,795	$1,579	$2,708
Net change in fair value of credit derivatives	(138,727)	(42,792)	22,749
Net interest income (expense) from VIE segment investment portfolio	(36,323)	875	3,627
Net realized and unrealized gains (losses) from VIE segment derivatives	224,846	(43,226)	25,709
Net unrealized gains (losses) on financial instruments at fair value	4,821	—	—
Interest income (expense) from VIE segment debt	(13,474)	(10,327)	(9,775)
Other operating expenses	(407)	(531)	(318)
SGR(2)
Ceded premiums	(127,074)	39,828	46,069
Dividends received from SGR	1,609	3,465	4,518
GIC Affiliates(3)
Premiums earned	43,766	43,866	35,369
Net interest income (expense) from VIE segment investment portfolio	28,135	52,080	55,450
Other income	1,694	16,676	12,389
Interest income (expense) from VIE segment debt	(830)	(12,421)	(20,263)

(1)
Represents business with affiliates of Dexia.

(2)
The Company ceded business to XL Insurance (Bermuda) Ltd. ("XLI"), which owned an interest in FSA International prior to October 2005, and SGR.

(3)
In addition to the related party transactions described above, all of the GICs within the VIE Segment Investment Portfolio are issued by the GIC Affiliates.

26.   STATUTORY ACCOUNTING PRACTICES

        GAAP differs in certain significant respects from statutory accounting practices, applicable to insurance companies, that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

  •
  upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage;

  •
  acquisition costs are charged to operations as incurred rather than over the period that related premiums are earned;

  •
  a contingency reserve (rather than a non-specific reserve) is computed based on the following statutory requirements:

  1)
  for all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus

  2)
  for all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

  •
  certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carryback or if greater, the amount of deferred tax asset expected to be realized within one year of the balance sheet date;

  •
  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

  •
  bonds are generally carried at amortized cost rather than fair value;

  •
  VIEs and refinancing vehicles are not consolidated; and

  •
  surplus notes are recognized as surplus rather than as a liability unless approved for repayment

        Consolidated statutory net loss was $1,376.7 million for 2008, and net income of $312.9 million for 2007 and $339.6 million for 2006. Statutory surplus totaled $710.7 million for 2008 and $1,608.8 million for 2007. Statutory contingency reserves totaled $1,281.6 million for 2008 and $1,094.3 million for 2007.

27.   EXPOSURE TO MONOLINES

        The tables below summarize the exposure to each financial guaranty monoline insurer by exposure category and the underlying ratings of the Company's insured risks.

Summary of Exposure to Monolines

	At December 31, 2008
	Insured Portfolios
	FSA Insured Par Outstanding(1)	Ceded Par Outstanding	General Investment Portfolio(2)
	(in millions)		(in thousands)
Assured Guaranty Re Ltd.	$972	$32,843	$81,324
Radian Asset Assurance Inc.	96	24,449	1,941
RAM Reinsurance Co. Ltd.	—	11,930	—
Syncora Guarantee Inc.	1,364	4,135	26,385
CIFG Assurance North America Inc.	195	1,901	23,955
Ambac Assurance Corporation	4,976	1,075	626,288
ACA Financial Guaranty Corporation	19	943	—
Financial Guaranty Insurance Company	5,385	279	29,119
MBIA Insurance Corporation(3)	4,022	—	938,700

Total	$17,029	$77,555	$1,727,712

(1)
Represents transactions with second-to-pay FSA-insurance that were previously insured by other monolines. Based on net par outstanding. Includes credit derivatives in the insured portfolio.

(2)
Represents amortized cost of investments insured by other monolines. Amortized cost includes write-downs of securities that were deemed to be OTTI.

(3)
In addition to amounts shown on the table, the VIE Segment Investment Portfolio includes a bond insured by MBIA Insurance Corporation that has an amortized cost of $12.6 million.

 Exposures to Monolines and Ratings of Underlying Risks

	At December 31, 2008
	Insured Portfolios(1)
	FSA Insured Par Outstanding(2)	Ceded Par Outstanding	General Investment Portfolio(3)
	(dollars in millions)		(dollars in thousands)
Assured Guaranty Re Ltd.
Exposure(4)	$972	$32,843	$81,324
Triple-A	—%	5%	2%
Double-A	10	40	—
Single-A	24	38	81
Triple-B	8	15	17
Below Investment Grade	58	2	—
Radian Asset Assurance Inc.
Exposure(4)	$96	$24,449	$1,941
Triple-A	4%	8%	—%
Double-A	—	43	100
Single-A	14	38	—
Triple-B	57	10	—
Below Investment Grade	25	1	—
RAM Reinsurance Co. Ltd.
Exposure(4)	$—	$11,930	$—
Triple-A	—%	13%	—%
Double-A	—	41	—
Single-A	—	32	—
Triple-B	—	12	—
Below Investment Grade	—	2	—
Syncora Guarantee Inc.
Exposure(4)	$1,364	$4,135	$26,385
Triple-A	30%	—%	—%
Double-A	—	8	22
Single-A	21	36	75
Triple-B	25	56	—
Below Investment Grade	24	—	—
Not Rated	—	—	3
CIFG Assurance North America Inc.
Exposure(4)	$195	$1,901	$23,955
Triple-A	—%	2%	—%
Double-A	2	27	—
Single-A	9	37	100
Triple-B	89	30	—
Below Investment Grade	—	4	—
Ambac Assurance Corporation
Exposure(4)	$4,976	$1,075	$626,288
Triple-A	6%	—%	—%
Double-A	42	9	42
Single-A	32	39	53
Triple-B	11	52	4
Below Investment Grade	9	0	1

	At December 31, 2008
	Insured Portfolios(1)
	FSA Insured Par Outstanding(2)	Ceded Par Outstanding	General Investment Portfolio(3)
	(dollars in millions)		(dollars in thousands)
ACA Financial Guaranty Corporation
Exposure(4)	$19	$943	$—
Triple-A	—%	—%	—%
Double-A	69	72	—
Single-A	—	26	—
Triple-B	11	2	—
Below Investment Grade	20	—	—
Financial Guaranty Insurance Company
Exposure(4)	$5,385	$279	$29,119
Triple-A	—%	—%	—%
Double-A	33	—	64
Single-A	57	100	35
Triple-B	8	—	1
Below Investment Grade	2	—	—
MBIA Insurance Corporation
Exposure(4)	$4,022	$—	$938,700
Triple-A	—%	—%	—%
Double-A	54	—	40
Single-A	14	—	55
Triple-B	32	—	4
Below Investment Grade	—	—	1

(1)
Ratings are based on internal ratings.

(2)
Represents transactions with second-to-pay FSA insurance that were previously insured by other monolines.

(3)
Ratings are based on the lower of S&P or Moody's.

(4)
Represents par balances for the insured portfolios and amortized cost for the investment portfolios.

28.   OTHER INCOME

        The following table shows the components of "other income". In 2008, other income included $20.1 million related to commutation gains. See Note 27 for more information.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Foreign exchange gain (loss) on assets	$(2,201)	$30,061	$15,186
Commutation gain	20,127	—	—
Other	4,246	4,356	8,620

Subtotal	$22,172	$34,417	$23,806

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  Exhibit 99.1
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm December 31, 2008
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
Report of Independent Registered Public Accounting Firm
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (in thousands, except share data)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED (in thousands)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
Non-Consolidated VIEs
Consolidated VIEs
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Level 3 Rollforward
Other Financial Instruments
Net Unrealized Gains (Losses) on Financial Instruments at Fair Value
General Investment Portfolio Fixed-Income Securities by Rating
General Investment Portfolio by Security Type
Aging of Unrealized Losses of Bonds in General Investment Portfolio
Distribution of Fixed-Income Securities in General Investment Portfolio by Contractual Maturity
Available-for-Sale Securities in the VIE Segment Investment Portfolio by Rating
Available-for-Sale Securities in the VIE Segment Investment Portfolio by Security Type
Distribution of Available-for-Sale Bonds in the VIE Segment Investment Portfolio by Contractual Maturity
Distribution of Available-for-sale GICs in the VIE Segment Investment Portfolio by Contractual Maturity
Summary of Assets Acquired in Refinanced Transactions
Rollforward of Deferred Acquisition Costs
Reconciliation of Net Loss and Loss Adjustment Expenses
Case Reserve Summary
Assumptions for Case and Non-Specific Reserves
Par and Interest Outstanding Excluding Credit Derivatives
Case Reserves
Expected Maturity Schedule of VIE Segment Debt
Contractual Terms to Maturity of Net Par Outstanding of Insured Obligations(1)
Contractual Terms to Maturity of Ceded Par Outstanding of Insured Obligations
Summary of Public Finance Insured Portfolio(1)
Summary of Asset-Backed Insured Portfolio
Public Finance Insured Portfolio by Location of Exposure
Components of Deferred Tax Assets and Liabilities
Effective Tax Rate Reconciliation
Reconciliation of Unrecognized Tax Benefit
Expected Maturity Schedule of Notes Payable
Performance Shares
Dexia Restricted Stock Shares
Summary of the Net Change in the Fair Value of Credit Derivatives
Unrealized Gains (Losses) of the Credit Derivative Portfolio(1)
Selected Information for CDS Portfolio
Summary of Reinsurance
Reinsurance Recoverable and Ceded Par Outstanding by Reinsurer and Ratings
Other Assets
Future Minimum Rental Payments
Financial Information Summary by Segment
Reconciliations of Segments' Pre-Tax Operating Earnings (Losses) to Net Income (Loss)
Net Premiums Earned by Geographic Distribution
Amounts Reported for Related Party Transactions in the Consolidated Balance Sheets
Amounts Reported for Related Party Transactions in the Consolidated Statements of Operations and Comprehensive Income
Summary of Exposure to Monolines
Exposures to Monolines and Ratings of Underlying Risks